    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              UNISYS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3571                    38-0387840
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                     TOWNSHIP LINE AND UNION MEETING ROADS
                              BLUE BELL, PA 19424
                                (215) 986-4011
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ----------------

                               HAROLD S. BARRON
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              UNISYS CORPORATION
                     TOWNSHIP LINE AND UNION MEETING ROADS
                              BLUE BELL, PA 19424
                                (215) 986-5299
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                       PROPOSED
                                         PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF                  MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE     AMOUNT TO BE OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED         REGISTERED   PER NOTE(1)     PRICE(1)       FEE
- ------------------------------------------------------------------------------
12% Senior Notes due
 2003, Series B........  $425,000,000    98.827%     $420,014,750   $144,833

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457 solely for the purposes of calculating the registration fee.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               UNISYS CORPORATION

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  FORM S-4 ITEM                             LOCATION IN PROSPECTUS
                  -------------                             ----------------------
 A.  INFORMATION ABOUT THE TRANSACTION
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.......  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus...................................  Inside Front Cover Page; Outside Back
                                                    Cover Page
 3.  Risk Factors, Ratio of Earnings to Fixed       Summary; Risk Factors; The Company;
     Charges and Other Information................  Ratio of Earnings to Fixed Charges;
                                                    Selected Financial Data
 4.  Terms of the Transaction.....................  Summary; The Exchange Offer;
                                                    Description of Notes; Certain Federal
                                                    Income Tax Consequences; Plan of
                                                    Distribution
 5.  Pro Forma Financial Information..............  Not Applicable
 6.  Material Contracts with the Company Being
     Acquired.....................................  Not Applicable
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed To
     Be Underwriters..............................  Not Applicable
 8.  Interests of Named Experts and Counsel.......  Legal Matters
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..................................  Not Applicable
 B.  INFORMATION ABOUT THE REGISTRANT
10.  Information with Respect to S-3 Registrants..  Recent Developments; Information
                                                    Incorporated by Reference
11.  Incorporation of Certain Information by
     Reference....................................  Information Incorporated by Reference
12.  Information with Respect to S-2 or S-3
     Registrants..................................  Not Applicable
13.  Incorporation of Certain Information by
     Reference....................................  Not Applicable
14.  Information with Respect to Registrants Other
     Than S-2 or S-3 Registrants..................  Not Applicable
 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.  Information with Respect to S-3 Companies....  Not Applicable
16.  Information with Respect to S-2 or S-3
     Companies....................................  Not Applicable
17.  Information with Respect to Companies Other
     Than S-2 or S-3 Companies....................  Not Applicable
 D.  VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies, Consents or
     Authorizations Are to be Solicited...........  Not Applicable
19.  Information if Proxies, Consents or
     Authorizations Are not to Be Solicited, or in
     an Exchange Offer............................  Information Incorporated by Reference

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 10, 1996

PROSPECTUS

                               UNISYS CORPORATION

                             OFFER TO EXCHANGE ITS
                      12% SENIOR NOTES DUE 2003, SERIES B
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                           FOR ALL OF ITS OUTSTANDING
                      12% SENIOR NOTES DUE 2003, SERIES A

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON     , 1996
(THE "EXPIRATION DATE"), UNLESS EXTENDED.

  Unisys Corporation ("Unisys" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $425,000,000 principal amount of 12% Senior Notes due 2003, Series B (the "New Notes") for an identical face amount of outstanding 12% Senior Notes due 2003, Series A (the "Old Notes" and, with the New Notes, the "Notes"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. See "The Exchange Offer."

  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on and after April 15, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, upon the occurrence of a Change in Control (as defined), each holder of New Notes may require the Company to repurchase all or a portion of such holder's Notes at a cash purchase price of 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes."

  The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the A/B Exchange and Registration Rights Agreement dated as of March 29, 1996 (the "Registration Rights Agreement"). Holders of Old Notes that are accepted for exchange and exchanged for New Notes will receive, in cash, accrued interest thereon to, but not including, the original issuance date of the New Notes. Such interest will be paid, together with accrued interest on the New Notes, on the first interest payment date for the New Notes. Interest on the Old Notes accepted for exchange and exchanged in the Exchange Offer will cease to accrue on the date preceding the date of original issuance of the New Notes. Interest on the New Notes will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996, and will accrue from the original issuance date of the New Notes.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed that, for a period of up to six months after the effective date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer, subject to certain limitations. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, it will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

  Prior to the Exchange Offer, there has been no public market for the Old Notes or the New Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

  The Exchange Agent for the Exchange Offer is Bank of Montreal Trust Company.

  SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS
     THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN
                            INVESTMENT IN THE NOTES.
                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS     , 1996.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST AS SET FORTH BELOW IN "INFORMATION INCORPORATED BY REFERENCE." IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New Notes being offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at and obtained from the Commission in the manner set forth below. For further information, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information, as well as the Registration Statement, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

    2. The Company's Current Reports on Form 8-K dated February 22, 1996, March 4, 1996 and March 29, 1996.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request, copies of any or all documents incorporated by reference herein (other than the exhibits thereto unless such exhibits are incorporated specifically by reference therein). Requests should be directed to Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424, Attention: Corporate Secretary; Telephone (215) 986-4042.

                                    SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the financial statements and the notes thereto included and incorporated by reference elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors that should be considered carefully in evaluating whether to participate in the Exchange Offer.

                                  THE COMPANY

  The Company is a worldwide information management company that provides systems and solutions designed to enhance the productivity, competitiveness and responsiveness of its clients. The Company has a history of providing these systems and solutions to clients in complex, transaction-intensive environments, particularly financial services, communications, transportation, public sector and commercial. At December 31, 1995, the Company employed approximately 37,400 people worldwide.

                               THE EXCHANGE OFFER

Notes Offered...............  Up to $425,000,000 aggregate principal amount of
                              12% Senior Notes due 2003, Series B. The terms of the New Notes and Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.

The Exchange Offer..........  New Notes are being offered in exchange for a like principal amount of Old Notes. As of the date hereof, $425,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to holders promptly following the Expiration Date. See "Risk Factors--Consequences of Failure to Exchange."

Registration Rights
 Agreement..................  The Old Notes were sold on March 29, 1996 to
                              Bear, Stearns & Co. Inc. and Merrill Lynch & Co. (the "Initial Purchasers"). In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement providing, among other things, for the Exchange Offer.

Expiration Date; Withdrawal
 of Tender..................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on     , 1996, unless the
                              Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights."

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "Exchange Offer-- Certain Conditions to the Exchange Offer."

Procedures for Tendering
 Old Notes..................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth on the Letter of Transmittal. See "The Exchange Offer-- Procedures for Tendering Old Notes" and "Plan of Distribution."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Federal Income Tax
 Consequences...............  The exchange of Notes pursuant to the Exchange
                              Offer should not be treated as a taxable event for federal income tax purposes. See "Description of Certain Federal Income Tax Consequences."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery
 Procedures.................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
 Delivery of New Notes......  The Company will accept for exchange any and all
                              Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Acceptance of Old Notes For Exchange; Delivery of New Notes."

Exchange Agent..............  Bank of Montreal Trust Company is serving as
                              Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                      CONSEQUENCES OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, holders of Old Notes (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act provided such New Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange; Resale of New Notes" and "Plan of Distribution."

  The Old Notes are currently eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading or listed on any securities exchange.

                                 THE NEW NOTES

  The Exchange Offer applies to $425,000,000 aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. See "Description of Notes."

Notes Offered...............  $425,000,000 aggregate principal amount of 12%
                              Senior Notes due 2003, Series B.

Maturity Date...............  April 15, 2003.

Interest Payment Dates......  April 15 and October 15, commencing October 15,
                              1996.

Optional Redemption.........  The New Notes will be redeemable at the option of the Company, in whole or in part, on and after April 15, 2000, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory Sinking Fund......  None.

Ranking.....................  The New Notes will be senior unsecured obligations of the Company, ranking pari passu with all existing and future senior indebtedness of the Company and senior to subordinated indebtedness.

Change in Control...........  Upon the occurrence of a Change in Control (as defined), holders of the New Notes will have the right, at the holder's option, to require the Company to repurchase all or any part of their Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest thereon to the date of repurchase. No assurance can be given that the Company would have sufficient funds to repurchase any or all Notes then required to be repurchased. See "Description of Notes--Change in Control."

Certain Covenants...........  The Indenture (as defined) imposes certain restrictions on, among other things, the ability of the Company and certain of its subsidiaries to
                              (i) incur indebtedness, (ii) make certain restricted payments, (iii) engage in transactions with affiliates, (iv) create liens and (v) engage in certain sale and leaseback transactions. These covenants include significant conditions and exceptions and should be read in their entirety. See "Description of Notes--Certain Covenants."

Absence of a Public Market
 for the New Notes..........  The New Notes are new securities for which there currently is no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                                  RISK FACTORS

  Holders of the Old Notes should carefully consider the specific matters set forth under "Risk Factors," as well as the other information and data included in this Prospectus, prior to tendering Old Notes in the Exchange Offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data for the five years ended December 31, 1995 are derived from audited consolidated financial statements. The following information should be read in conjunction with the related consolidated financial statements of the Company and accompanying notes included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                         YEAR ENDED DECEMBER 31
                              ------------------------------------------------
                              1995(1)   1994(1)     1993      1992    1991(1)
                              --------  --------  --------  -------- ---------
                                        (MILLIONS, EXCEPT RATIOS)
RESULTS OF OPERATIONS DATA:
Revenue.....................  $6,202.3  $5,978.2  $5,980.8  $6,600.9 $ 6,791.1
Gross Profit................   1,595.2   2,162.8   2,578.0   2,720.0   2,041.1
Operating Income (Loss).....    (698.1)    154.4     572.4     573.5    (732.0)
Interest Expense............     202.1     203.7     241.7     340.6     407.6
Income (Loss) From
 Continuing Operations
 Before Income Taxes,
 Extraordinary Items &
 Changes in Accounting
 Principles.................    (781.1)     14.6     370.9     301.3  (1,425.6)
Income (Loss) From
 Continuing Operations
 Before Extraordinary Items
 & Changes in Accounting
 Principles.................    (627.3)     12.1     286.3     166.3  (1,520.2)
Income From Discontinued
 Operations.................       2.7      96.1      75.3     129.9     126.9
Extraordinary Items.........       --       (7.7)    (26.4)     65.0       --
Effect of Changes in
 Accounting Principles......       --        --      230.2       --        --
Net Income (Loss)...........    (624.6)    100.5     565.4     361.2  (1,393.3)
BALANCE SHEET DATA (AT END
 OF PERIOD):
Cash, Cash Equivalents and
 Marketable Securities......  $1,119.7  $  884.6  $  950.5  $  882.8 $   813.6
Working Capital.............      71.3   1,015.7     681.0     513.3     384.3
Total Assets................   7,113.2   7,193.4   7,349.4   7,322.1   8,218.7
Current Debt................     355.6      80.1      31.0     336.3     590.8
Long-Term Debt..............   1,533.3   1,864.1   2,025.0   2,172.8   2,694.6
                              --------  --------  --------  -------- ---------
Total Debt..................   1,888.9   1,944.2   2,056.0   2,509.1   3,285.4
Preferred Stock.............   1,570.3   1,570.3   1,570.2   1,578.0   1,578.0
Common Stockholders'
 Equity(2)..................     289.9   1,034.2   1,057.3     541.8     342.1
OTHER DATA:
EBITDA(3)...................  $  637.4  $  818.1  $1,045.9  $1,121.9 $   804.7
Capital Additions...........     195.0     208.2     173.5     227.0     222.7
Depreciation &
 Amortization(4)............     369.8     413.6     433.3     480.0     622.7
EBITDA/Interest Expense(5)..     3.15x     4.02x     4.33x     3.29x     1.97x

- --------
(1) For the years ended December 31, 1995, 1994 and 1991, the Company recorded special pretax charges of $846.6 million, $186.2 million and $1,200.0 million, respectively. See Note 2 on page F-8.
(2) Common Stockholders' Equity is presented after deduction of cumulative preferred dividends in arrears of $107.8 million at December 31, 1993 and $170.4 million at December 31, 1992, all of which were paid by December 31, 1994.
(3) EBITDA consists of Income (Loss) From Continuing Operations Before Income Taxes, Extraordinary Items and Changes in Accounting Principles plus special pretax charges plus Interest Expense plus Depreciation and Amortization. Including special pretax charges, EBITDA was $(183.4) million in 1995, $631.9 million in 1994 and $(118.3) million in 1991. EBITDA is presented as additional information relating to the Company's ability to service its debt but is not being presented as being representative of operating results or cash flows for the period.
(4) Depreciation and amortization, for purposes of the EBITDA calculation, excludes special pretax charges of $25.8 million in 1995 and $277.0 million in 1991.
(5) EBITDA divided by Interest Expense. Including special pretax charges, the ratio was 3.10x in 1994 and negative in both 1995 and 1991.

                                 RISK FACTORS

  Holders of Old Notes should consider carefully, in addition to the other information contained herein, the following factors before deciding to tender their Old Notes in the Exchange Offer.

LOSSES IN 1995; RESTRUCTURINGS

  The Company reported a net loss of $624.6 million in 1995. The loss included a fourth quarter pretax restructuring charge of $717.6 million primarily relating to the internal realignment of the Company into three operating units and covering work force reductions of approximately 7,900 people, product and program discontinuances and consolidation of office facilities and manufacturing capacity. In the fourth quarter of 1995, the Company also recorded a pretax charge for contract losses of $129.0 million relating primarily to a few large multi-year, fixed-price systems integration contracts. Stockholders' equity decreased $744.3 million during 1995, principally reflecting the net loss of $624.6 million and the declaration of preferred stock dividends of $123.7 million. The Company anticipates potential disruptions to its business from the restructuring actions. No assurance can be given that the Company will not experience losses in the future, particularly in the first quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company operates in an industry that has undergone dramatic changes, including, in the case of the Company, a shift from higher margin to lower margin products and services. In order to improve its operating results, the Company has moved aggressively to realign its operations to reflect the rapidly changing market for information processing products and services. In addition to the 1995 restructuring charge, the Company recorded special pretax charges of $186.2 million in 1994, $1.2 billion in 1991, $181.0 million in 1990 and $231.0 million in 1989. Principally due to these special charges, the Company had net losses of $1.4 billion in 1991, $436.7 million in 1990 and $639.3 million in 1989.

HIGH LEVERAGE AND CASH REQUIREMENTS

  At December 31, 1995, the Company had approximately $1.9 billion principal amount of debt, a large portion of which is scheduled to mature during the next two years. As of December 31, 1995, total debt maturing in 1996 and 1997 was $355.6 million and $431.8 million, respectively. The percentage of total debt to total capitalization for the Company was 50.4% at December 31, 1995. Total interest expense in 1995 was $202.1 million. In addition, dividends paid on preferred stock in 1995 amounted to $120.2 million. In March 1996, the Company issued $299 million aggregate principal amount of its 8 1/4% Convertible Subordinated Notes due 2006 (the "8 1/4% Convertible Notes") and $425 million aggregate principal amount of the Old Notes.

  Cash requirements for the restructuring actions discussed above are expected to be approximately $400 million in 1996 and $150 million in 1997. The Company expects the restructuring actions to generate annualized savings in excess of $500 million by the end of 1996 and $600 million by the end of 1997. The degree to which cash savings from the restructuring actions will offset the 1996 cash requirement will depend upon the timing of implementation. Cash requirements for the restructuring actions and the annualized savings expected from such actions are forward-looking statements (as such term is used in the Private Securities Litigation Reform Act of 1995), and several factors, particularly the timing of implementation of the restructuring, could cause actual cash requirements and savings to be different.

  The Company may require continued access to financing sources to meet its cash requirements for debt maturities, restructuring and operating activities. There can be no assurance that such access will always be available to the Company.

  During 1995, the net cash used for continuing operations was $412.4 million (including principal payments of debt of $68.2 million). In 1995, discontinued operations provided cash of $658.3 million, primarily from the sale of the Company's defense systems business.

  The Company's $325 million revolving credit facility terminates in May 1996. In September and December 1995, the bank syndicate waived compliance with certain financial covenants contained in the facility which were affected by the Company's performance in those fiscal quarters. In December, the facility was amended to provide that future borrowings will be subject to the discretion of the bank group. The Company has not utilized the facility since its inception in December 1992. As of the date of this Prospectus, the Company has not yet commenced discussions regarding renewal or replacement of the revolving credit facility. The size, terms, conditions and participating banks for a renewed or replacement facility, if any, have yet to be determined. There can be no assurance that the amount available under such a facility, if any, will not be reduced or that the financial covenants thereunder will not be more restrictive. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 of the Notes to Consolidated Financial Statements.

SERIES B AND C PREFERRED STOCK

  The Company has outstanding $150 million of Series B and C convertible preferred stock. If such preferred stock has not been previously converted by the holder or redeemed by the Company, the Company will be required to convert it into Common Stock, based on the then-current market price, and conduct a managed sale program of the Common Stock, which must, in general, be completed by June 28, 1997. See Note 16 of the Notes to Consolidated Financial Statements.

COMPETITION

  The Company's business is affected by rapid change in technology in the information systems and services field and aggressive competition from many domestic and foreign companies, including computer hardware manufacturers, software providers and information services companies. The Company competes primarily on the basis of product performance, service, technological innovation and price. Many of the Company's competitors have greater financial, marketing or other resources than the Company. The Company's results depend upon its ability to compete successfully in the United States and abroad.

SYSTEMS INTEGRATION CONTRACTS

  Certain of the Company's systems integration contracts are fixed-price contracts under which the Company assumes the risk for the delivery of the contracted services at an agreed-upon fixed price. The Company has at times experienced problems in performing certain of its fixed-price contracts on a profitable basis and has provided periodically for adjustments to the cost to complete such contracts. In the fourth quarter of 1995, the Company recorded a pretax charge for contract losses of $129.0 million relating to certain services contracts, primarily a few large multi-year, fixed-price systems integration contracts. There can be no assurance that the Company will not experience such contract performance problems in the future, which problems could affect the Company's results of operations.

REPURCHASE OF THE NOTES UPON A CHANGE IN CONTROL

  Upon a Change in Control (as defined), the Company must offer to purchase the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. See "Description of Notes--Change in Control."

  The Change in Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. The occurrence of a Change in Control would enable the holders of certain other outstanding debt securities of the Company to exercise repurchase rights of the type described herein and would, in most cases, permit the Company's lenders to require prepayment of some or all amounts then outstanding under the Company's revolving credit facility. There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to effect the repurchase of the Notes. See "Description of Notes."

ABSENCE OF PUBLIC MARKET

  The New Notes are being offered exclusively to holders of the Old Notes. The Old Notes were issued to a limited number of institutional investors. There is no existing trading market for the New Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, any market-making activities in the Old Notes may be limited during the pendency of the Exchange Offer. The Old Notes are eligible for trading in the PORTAL market. The New Notes will not be eligible for trading in the PORTAL market, and the Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. See "The Exchange Offer" and "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes contained in the legend thereon. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

                                  THE COMPANY

  The Company is an information management company that provides information services, technology, software and customer support on a worldwide basis. The Company operates in the information management business segment. Financial information relating to this segment is set forth in Note 14 of the Notes to Consolidated Financial Statements.

  The Company was incorporated in February 1984 under the laws of Delaware and is the successor by merger to Burroughs Corporation, a Michigan corporation incorporated in 1905. In November 1986, Sperry Corporation, a Delaware corporation incorporated in 1955, was merged with and into the Company, and the Company's name was changed to Unisys Corporation.

  The principal executive offices of the Company are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. The Company's telephone number is (215) 986-4011.

                              RECENT DEVELOPMENTS

  On March 8, 1996, the Company completed a public offering of its 8 1/4% Convertible Notes in an aggregate principal amount of $299 million. The 8 1/4% Convertible Notes are convertible into an aggregate of 43.5 million shares of the Company's Common Stock at a conversion price of $6.875 per share. On March 29, 1996, the Company issued the Old Notes in an aggregate principal amount of $425 million. The net proceeds from the offerings were added to the Company's general funds and will be used for general corporate purposes, including the retirement of indebtedness of the Company.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1995, and as adjusted to give effect to (i) the sale of the 8 1/4% Convertible Notes on March 8, 1996 and (ii) the sale of the Old Notes on March 29, 1996 and application of the net proceeds thereof.

                                                           DECEMBER 31, 1995
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                               (MILLIONS)
Cash, Cash Equivalents and Marketable Securities(1)...... $1,119.7   $1,819.9
                                                          ========   ========
Short-Term Debt:
  Notes Payable and current maturities of Long-Term
   Debt.................................................. $  355.6   $  355.6
                                                          ========   ========
Long-Term Debt:
  12% Senior Notes due 2003 (net of unamortized discount
   of $5.0 million)...................................... $    --    $  420.0
  Existing Senior Debt...................................  1,188.3    1,188.3
  8 1/4% Convertible Subordinated Notes due 2006(2)......      --       299.0
  Existing Convertible Subordinated Debt(3)..............    345.0      345.0
                                                          --------   --------
    Total Long-Term Debt.................................  1,533.3    2,252.3
                                                          --------   --------
Stockholders' Equity:
  Preferred Stock, $1.00 par value per share, 40,000,000
   shares authorized; 28,405,179 shares issued...........  1,570.3    1,570.3
  Common Stock, $.01 par value per share, 360,000,000
   shares authorized; 172,316,135 shares issued..........      1.7        1.7
  Accumulated Deficit....................................   (702.6)    (702.6)
  Other Capital..........................................    990.8      990.8
                                                          --------   --------
    Total Stockholders' Equity...........................  1,860.2    1,860.2
                                                          --------   --------
    Total Capitalization................................. $3,393.5   $4,112.5
                                                          ========   ========

- --------
(1) The net proceeds from the sale of the Old Notes, after payment of certain fees and expenses in connection with the offering of the Old Notes and anticipated expenses in connection with the Exchange Offer, were approximately $409.0 million. The net proceeds from the sale of the 8 1/4% Convertible Notes, after payment of certain fees and expenses, were approximately $291.2 million. In each case, net proceeds are assumed to increase Cash, Cash Equivalents and Marketable Securities.
(2) Convertible into an aggregate of 43.5 million shares of the Company's Common Stock at a conversion price of $6.875 per share.
(3) Convertible into an aggregate of 33.7 million shares of the Company's Common Stock at a conversion price of $10.2375 per share.

                      RATIO OF EARNINGS TO FIXED CHARGES

                            YEAR ENDED DECEMBER 31
     -------------------------------------------------------------------------------------------------------
     1995              1994                       1993                       1992                       1991
     ----              ----                       ----                       ----                       ----
      *                1.11                       2.21                       1.72                         *

  The ratio of earnings to fixed charges has been computed by dividing income
(loss) from continuing operations before income taxes, extraordinary items and changes in accounting principles minus undistributed earnings of associated companies plus fixed charges by fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance expenses and the portion of rental expense representative of interest.
- --------
* Earnings for the years ended December 31, 1995 and 1991 were inadequate to cover fixed charges by $776.1 million and $1,432.1 million, respectively.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the five years ended December 31, 1995 are derived from audited consolidated financial statements. The following information should be read in conjunction with the related consolidated financial statements and accompanying notes included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                         YEAR ENDED DECEMBER 31
                              ------------------------------------------------
                              1995(1)   1994(1)     1993      1992    1991(1)
                              --------  --------  --------  -------- ---------
                                        (MILLIONS, EXCEPT RATIOS)
RESULTS OF OPERATIONS DATA:
Revenue.....................  $6,202.3  $5,978.2  $5,980.8  $6,600.9 $ 6,791.1
Operating Income (Loss).....    (698.1)    154.4     572.4     573.5    (732.0)
Interest Expense............     202.1     203.7     241.7     340.6     407.6
Income (Loss) From
 Continuing Operations
 Before Income Taxes,
 Extraordinary Items &
 Changes in Accounting
 Principles ................    (781.1)     14.6     370.9     301.3  (1,425.6)
Income (Loss) From
 Continuing Operations
 Before Extraordinary Items
 & Changes in Accounting
 Principles.................    (627.3)     12.1     286.3     166.3  (1,520.2)
Income From Discontinued
 Operations.................       2.7      96.1      75.3     129.9     126.9
Extraordinary Items.........       --       (7.7)    (26.4)     65.0       --
Effect of Changes in
 Accounting Principles......       --        --      230.2       --        --
Net Income (Loss)...........    (624.6)    100.5     565.4     361.2  (1,393.3)
BALANCE SHEET DATA (AT END
 OF PERIOD):
Cash, Cash Equivalents and
 Marketable Securities......  $1,119.7  $  884.6  $  950.5  $  882.8 $   813.6
Working Capital.............      71.3   1,015.7     681.0     513.3     384.3
Total Assets................   7,113.2   7,193.4   7,349.4   7,322.1   8,218.7
Current Debt................     355.6      80.1      31.0     336.3     590.8
Long-Term Debt..............   1,533.3   1,864.1   2,025.0   2,172.8   2,694.6
                              --------  --------  --------  -------- ---------
Total Debt..................   1,888.9   1,944.2   2,056.0   2,509.1   3,285.4
Preferred Stock.............   1,570.3   1,570.3   1,570.2   1,578.0   1,578.0
Common Stockholders'
 Equity(2)..................     289.9   1,034.2   1,057.3     541.8     342.1
OTHER DATA:
EBITDA(3)...................  $  637.4  $  818.1  $1,045.9  $1,121.9 $   804.7
Capital Additions...........     195.0     208.2     173.5     227.0     222.7
Depreciation &
 Amortization(4)............     369.8     413.6     433.3     480.0     622.7
EBITDA/Interest Expense(5)..     3.15x     4.02x     4.33x     3.29x     1.97x

- --------
(1) For the years ended December 31, 1995, 1994 and 1991, the Company recorded special pretax charges of $846.6 million, $186.2 million and $1,200.0 million, respectively. See Note 2 on page F-8.
(2) Common Stockholders' Equity is presented after deduction of cumulative preferred dividends in arrears of $107.8 million at December 31, 1993 and $170.4 million at December 31, 1992, all of which were paid by December 31, 1994.
(3) EBITDA consists of Income (Loss) From Continuing Operations Before Income Taxes, Extraordinary Items and Changes in Accounting Principles plus special pretax charges plus Interest Expense plus Depreciation and Amortization. Including special pretax charges, EBITDA was $(183.4) million in 1995, $631.9 million in 1994 and $(118.3) million in 1991. EBITDA is presented as additional information relating to the Company's ability to service its debt but is not being presented as being representative of operating results or cash flows for the period.
(4) Depreciation and amortization, for purposes of the EBITDA calculation, excludes special pretax charges of $25.8 million in 1995 and $277.0 million in 1991.
(5) EBITDA divided by Interest Expense. Including special pretax charges, the ratio was 3.10x in 1994 and negative in both 1995 and 1991.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  In 1995, the Company reported a net loss of $624.6 million, or $4.35 per primary and fully diluted common share, compared to net income of $100.5 million, or a loss of $.11 per primary and fully diluted common share, in 1994. Results include fourth quarter charges of $846.6 million pretax ($670.5 million after tax) in 1995 and $186.2 million pretax ($133.1 million after tax) in 1994. See Note 2 of the Notes to Consolidated Financial Statements.

  In October of 1995, the Company announced that it would realign internally into three business units--information services, support services and computer systems--each with its own marketing and sales organization. In the fourth quarter of 1995, in connection with this realignment, the Company recorded a restructuring charge of $717.6 million ($581.9 million after tax), or $3.39 per primary and fully diluted common share. The charge covers (i) $436.6 million for work force reductions of approximately 7,900 people including severance, notice pay, medical and other benefits, (ii) $218.6 million for consolidation of office facilities and manufacturing capacity, and (iii) $62.4 million for costs associated with product and program discontinuances. Cash requirements for these charges are expected to approximate $400 million in 1996 and $150 million in 1997. However, depending on the timing of implementation, cash savings are expected to significantly offset the 1996 cash requirements and more than offset the 1997 amount. As a result of the restructuring actions, the Company expects to generate annualized savings in excess of $500 million by the end of 1996 and $600 million by the end of 1997. In addition, in the fourth quarter of 1995, the Company recorded a charge for contract losses of $129.0 million ($88.6 million after tax), or $.51 per primary and fully diluted share, primarily related to a few large multi-year, fixed-price systems integration contracts. Included in the charge is $65.5 million, due to developments with respect to contract terminations.

  In 1996, the Company may experience a slow first half because of potential disruption caused by the realignment of its operations into three business units. The Company's priorities in 1996 will be to focus on the effective and timely implementation of its new three business unit model and the execution of its restructuring plan. In addition, the Company will focus on operational issues, including planned product introductions, working capital management and improvement in the processes for qualification, bidding and execution of long-term, fixed-price systems integration contracts.

  In May of 1995, the Company sold its defense business for cash of $862 million. A loss on the sale of $9.8 million, or $.06 per primary and fully diluted share, was recorded in the fourth quarter of 1995 after completion of the purchase price adjustment process. The net results of the defense operations for all periods presented are reported separately in the Consolidated Statement of Income as "income from discontinued operations." Prior period financial statements have been restated to report the defense business as a discontinued operation. See Note 3 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  Revenue for 1995 was $6.2 billion, up 4% from 1994 revenue of $6.0 billion. Approximately two-thirds of the overall increase in revenue was caused by foreign currency changes. Sales revenue declined 8% to $2.6 billion in 1995 from $2.9 billion in 1994, due to decreases in sales of enterprise systems and servers (21%), offset by increases in sales of departmental servers and desktop systems (6%) and software (3%). Services revenue increased 25% to $2.2 billion in 1995 from $1.8 billion in 1994. Equipment maintenance revenue increased 1% in 1995 to $1.4 billion from $1.3 billion in 1994.

  Revenue for 1994 was $6.0 billion, as an increase in services revenue of 30% offset declines in sales revenue of 9% and equipment maintenance revenue of 7%.

  Revenue from international operations in 1995 was $3.8 billion, up 6% from 1994, due principally to foreign currency changes. Revenue from U.S. operations in 1995 was $2.4 billion, up 1% from 1994. Revenue from operations outside the U.S. in 1994 was $3.6 billion, up 4% from 1993, due principally to an increase in revenue in Japan. Revenue from U.S. operations in 1994 was $2.4 billion, down 5% from 1993.

  Sales gross profit margin was 39% in 1995 compared to 45% in 1994; services gross profit margin was 8% in 1995 compared to 22% in 1994; and equipment maintenance gross profit margin was 29% in 1995 compared to 35% in 1994. Excluding restructuring charges in both years: sales gross profit margin was 43% in 1995 compared to 47% in 1994; services gross profit margin was 15% in 1995 compared to 23% in 1994; and equipment maintenance gross profit margin was 36% in 1995 compared to 40% in 1994. The decline in sales gross profit margin was due in large part to a higher proportion of lower-margin personal computer sales and the reduced volume of large computer systems sales. The decline in services gross profit margin was principally due to provisions for loss contracts in 1995. The decline in equipment maintenance gross profit margin was due in large part to a higher proportion of lower-margin multivendor maintenance.

  Total gross profit margin was 26% in 1995 (32% excluding restructuring charges) compared to 36% in 1994 (38% excluding restructuring charges). The total gross profit margin is expected to continue to reflect the continuing shift to lower-margin products and services as well as competitive pricing. In addition, business risks associated with services contracts, particularly large, multi-year, fixed-price systems integration contracts, may from time to time create volatility in margins.

  In 1993, total gross profit margin was 43%, sales gross profit margin was 51%, services gross profit margin was 25%, and equipment maintenance gross profit margin was 43%.

  Selling, general and administrative expenses in 1995 were $1.9 billion compared to $1.5 billion in 1994. Exclusive of restructuring charges, selling, general and administrative expenses in 1995 were $1.6 billion, an increase of 5% from $1.5 billion in 1994. Approximately one-half of the increase was due to the effects of foreign currency changes. Selling, general and administrative expenses were $1.5 billion in 1993.

  Research and development expenses in 1995 were $409.5 million compared to $463.6 million in 1994. Exclusive of restructuring charges, research and development expenses were $366.8 million in 1995 compared to $435.7 million in 1994, a decline of 16%. In 1993, research and development expenses were $489.3 million. Reductions in research and development expenses principally reflect the Company's move to common hardware platforms and technologies. In addition, research and development expense as a percent of total revenue is expected to decline consistent with the increasing proportion of revenue from the services businesses, which require less research and development expenditures.

  In 1995, the Company reported an operating loss of $698.1 million compared to operating income of $154.4 million in 1994 and $572.4 million in 1993. Exclusive of restructuring charges, operating income in 1995 was $19.5 million (.3% of revenue) compared to $339.6 million (5.7% of revenue) in 1994 and $572.4 million (9.6% of revenue) in 1993.

  Interest expense was $202.1 million in 1995, $203.7 million in 1994 and $241.7 million in 1993. The decline in 1994 from 1993 was due principally to lower average debt levels.

  Other income in 1995 was $119.1 million compared to $63.9 million in 1994 and $40.2 million in 1993. The increase in other income in 1995 compared to 1994 was due principally to higher royalty and interest income. The increase in other income in 1994 compared to 1993 was due principally to favorable foreign currency translation.

  It is the Company's policy to minimize its exposure to foreign currency fluctuations. Due to a weakening of the U.S. dollar compared to foreign currencies, foreign currency changes, including the cost of hedging, had a positive effect on net income in 1995 when compared to last year.

  The loss from continuing operations before income taxes for 1995 was $781.1 million ($63.5 million exclusive of restructuring charges) compared to income in 1994 of $14.6 million ($200.8 million exclusive of restructuring charges) and income in 1993 of $370.9 million.

  Estimated income taxes in 1995 were a benefit of $153.8 million ($18.1 million benefit before the restructuring charge) compared to a 1994 provision of $2.5 million ($55.6 million before the restructuring charge) and a 1993 provision of $84.6 million.

  The net loss for 1995 was $624.6 million compared to net income of $100.5 million in 1994 and $565.4 million in 1993.

ACCOUNTING CHANGES AND EXTRAORDINARY ITEMS

  In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and SFAS 123, "Accounting for Stock-Based Compensation." Both of these statements are required to be adopted by January 1, 1996. The Company does not expect that adoption of SFAS 121 and 123 will have a material effect on its consolidated financial position, consolidated statement of income, or liquidity. For further discussion, see Note 4 of the Notes to Consolidated Financial Statements.

  In 1994, the Company recorded an extraordinary charge for repurchases of debt of $7.7 million, net of $5.1 million of income tax benefits, or $.04 per fully diluted common share.

  Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS 109, "Accounting for Income Taxes." The adoption of SFAS 106 decreased net income $194.8 million, net of $124.5 million of income tax benefits, or $.79 per fully diluted common share, and the adoption of SFAS 109 increased net income by $425.0 million, or $1.73 per fully diluted common share. For further discussion of SFAS 106 and 109, see Notes 15 and 7, respectively, of the Notes to Consolidated Financial Statements.

  At December 31, 1995, the Company had deferred tax assets in excess of deferred tax liabilities of $1,457 million. For the reasons cited below, management determined that it is more likely than not that $958 million of such assets will be realized, therefore resulting in a valuation allowance of $499 million. In assessing the likelihood of realization of this asset, the Company considered various factors including its forecast of future taxable income and available tax planning strategies that could be implemented to realize deferred tax assets.

  The principal methods used to assess the likelihood of realization were the Company's forecast of future taxable income, which was adjusted by applying probability factors to the achievement of this forecast, and tax planning strategies. The combination of forecasted taxable income and tax planning strategies are expected to be sufficient to realize the entire amount of net deferred tax assets. Approximately $2.8 billion of future taxable income (predominantly U.S.) is needed to realize all of the net deferred tax assets.

  The Company's net deferred tax assets include substantial amounts of net operating loss and tax credit carryforwards. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets. In recent years, the information management business has undergone dramatic changes and there can be no assurances that in the future there would not be increased competition or other factors that may result in a decline in sales or margins, loss of market share, or technological obsolescence. The Company will evaluate quarterly the realizability of its net deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.

  In 1993, the Company reported an extraordinary charge of $26.4 million, net of $16.8 million of income tax benefits, or $.11 per fully diluted common share. See Note 4 of the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

  In 1995, cash provided by operating activities was $97.7 million compared to $529.1 million in 1994 and $953.4 million in 1993. The decrease in cash provided in 1995 compared to 1994 was due in large part to the loss in 1995, restructuring payments relating to prior years, and an increase in income tax payments.

  Investments in properties and rental equipment were $195.0, $208.2, and $173.5 million in 1995, 1994, and 1993, respectively.

  During 1995, 1994, and 1993, the Company retired $68.2, $140.1, and $394.4 million of debt, respectively. The Company intends, from time to time, to continue to redeem or repurchase its securities in the open market or in privately negotiated transactions depending upon availability, market conditions, and other factors.

  At December 31, 1995, total debt was $1.9 billion, a decrease of $55.3 million from December 31, 1994. Cash, cash equivalents, and marketable securities at December 31, 1995 were $1,119.7 million compared to $884.6 million at December 31, 1994. During 1995, debt net of cash and marketable securities decreased $290.4 million to $769.2 million. As a percent of total capital, debt net of cash and marketable securities was 29% at both December 31, 1995 and 1994.

  Cash requirements in 1996 are expected to include payments in respect of the restructuring actions discussed above and current maturities of long-term debt. See Notes 2 and 9 of the Notes to Consolidated Financial Statements. The Company believes that the funds to meet these requirements will come from a combination of utilization of cash on hand, operating cash flow, which will reflect savings generated by the restructuring actions, and external sources of financing.

  The Company has on file with the Securities and Exchange Commission an effective registration statement covering $500 million of debt or equity securities which enables the Company to be prepared for future market opportunities.

  The Company has a $325 million revolving credit facility with a syndicate of banks that expires in May of 1996. In September and December of 1995, the bank syndicate waived compliance with certain financial covenants in the facility which were impacted by performance in the respective quarters. Borrowings under that facility are now subject to approval by the bank group. The Company has never utilized the facility and does not expect to do so. The size, terms, conditions and participating banks for a new facility, if any, after expiration of the current facility, have yet to be determined.

  Dividends paid on preferred stock amounted to $120.2 million in 1995 compared to $228.0 million in 1994 and $183.7 million in 1993. The 1994 amount included full payment for all preferred dividend arrearages.

  Net cash provided by discontinued operations in 1995 was $658.3 million consisting of $862.0 million proceeds from the sale of the defense business offset by cash used of $203.7 million. Cash provided by discontinued operations in 1994 and 1993 amounted to $102.2 and $43.0 million, respectively.

  The Company may settle certain open tax years with the Internal Revenue Service in 1996. It is expected that such settlements will result in cash payments of approximately $60 million (including interest). These payments will not affect earnings since provision for these taxes has been made in prior years.

  Stockholders' equity decreased $744.3 million during 1995, principally reflecting the net loss of $624.6 million and preferred dividends of $123.7 million.

                                   BUSINESS

COMPANY OVERVIEW

  The Company is a worldwide information management company. Through its three business groups, Information Services Group ("ISG"), Computer Systems Group ("CSG") and Global Customer Services Group ("GCS"), the Company provides systems and solutions designed to enhance the productivity, competitiveness and responsiveness of its clients. The Company has a history of providing these systems and solutions to clients in complex, transaction-intensive environments, particularly financial services, communications, transportation, public sector and commercial (the "Vertical Markets"). At December 31, 1995, the Company employed approximately 37,400 people worldwide. For the fiscal year ended December 31, 1995, the Company had revenue of $6.2 billion, approximately 61% of which was derived from operations outside of the United States.

  In 1991, the Company began a phased transition away from a traditional mainframe and defense electronics company to an information management company. The transition was driven primarily by changing market and customer requirements--the demand not only for open and interoperable systems, but also for software and professional services that improve business results. The Company's clients were increasingly seeking information technology vendors who could work closely with them to use information and apply technology to improve their service to their customers, enhance their competitive position and increase their profitability. To implement this transition, the Company has expanded existing strengths and added new capabilities. It has:

  .  developed a worldwide information services practice

  . accelerated its move into technology based on open and interoperable systems

  . expanded its traditional hardware and software maintenance business to include support services for distributed computing environments, particularly network integration and desktop services

  In October 1995, the Company launched a fundamental change to its organizational structure designed to capitalize on these strengths and capabilities and to provide increased focus and accountability. The Company established three complementary business units: ISG, CSG and GCS. This "three businesses--one company" approach replaces a highly interdependent matrix management structure under which all of the Company's services and technology businesses shared common resources to sell and market their services and products. In contrast, the new structure recognizes the different markets that each business unit serves. With its own sales and marketing force, each business unit is responsible for customizing its services or products to the specific needs of its clients. Each business unit is tailoring its resources and aligning its cost structure to compete more effectively and react more quickly to growth opportunities in its market. Internally, operations will be streamlined by the elimination of the time, cost and bureaucracy involved under the matrix structure in coordinating different business units with different strategies.

  Each group will capitalize on the Company's worldwide marketing presence, its extensive customer base and its tradition of providing solutions in complex, transaction-intensive environments. As a result of the breadth of solutions required by the Company's clients, frequently some combination of the Company's three business units will work together to meet the needs of any one client. The Company believes its position as a single-source solutions provider is a key differentiator that many clients prefer. The Company also believes that greater market focus, combined with the synergy among the business units and the cost benefits associated with utilizing common corporate services, will strengthen its overall competitive position.

COMPETITIVE STRENGTHS

  . Worldwide Infrastructure--The Company has an established worldwide sales and support infrastructure. This not only allows the Company to respond quickly and cost-effectively to client needs but also positions the Company to expand into new markets and to broaden its services offerings with a minimum of capital investment.

  . Client Relationships/Industry Expertise--The Company has a large installed base of major customers, located in over 100 countries. Clients include many of the world's largest banks and airlines, U.S. telephone companies and international PTTs and numerous government agencies in the United States and overseas. The Company has a history of providing complex solutions in transaction-intensive environments, particularly the Vertical Markets.

  . Single Source Solutions Provider--The Company believes that the breadth of products and services offered by its three business units gives it the ability to satisfy all of the information management requirements of its clients. The Company believes that this ability is key to retaining existing clients and attracting new ones. A substantial portion of the Company's revenue in 1995 derived from clients who purchased products or services attributable to at least two of the business units.

THE INFORMATION SERVICES GROUP

  ISG provides management and technology consulting, systems integration, outsourcing services and industry-specific software solutions to clients worldwide. ISG's services and solutions are particularly designed for clients in the Vertical Markets where the Company has industry expertise. The mission of this group is to help clients gain a tangible improvement in their business through the creative use of information and information technology. If the three business units had been in place in 1995, ISG would have accounted for approximately $1.8 billion or 30% of the Company's total customer revenue for fiscal 1995. Approximately 51% of the revenue attributable to ISG in fiscal 1995 was generated in the United States, 32% in Europe/Africa and 17% in Americas/Pacific.

  ISG operates a global practice that is able to leverage both the Company's experience in servicing the Vertical Markets and the Company's large installed base of over 50,000 clients, many of whom need comprehensive solutions. ISG has established business relationships with other leading services providers and hardware and software suppliers to complement its offerings, to provide timely access to new technology and to increase its market presence.

 VERTICAL MARKET      REPRESENTATIVE CUSTOMERS         SOLUTIONS PROVIDED
- ------------------  ----------------------------  ----------------------------
FINANCIAL SERVICES  .Large banks                  . Retail and wholesale
                    .Major insurance companies      banking services and
                                                    consulting
                    .Securities firms             . Clearing and settlement
                                                    networks
                                                  . Item and payment
                                                    processing systems
                                                  . Image-enabled check
                                                    processing
                                                  .Remittance and archiving
COMMUNICATIONS      . U.S. regional telephone     .Multimedia messaging
                      companies                   .Network monitoring
                    .Long distance carriers       .Payment and billing systems
                    .International PTTs
TRANSPORTATION      .Airlines                     . Reservation systems and
                    .Railroads                      yield management
                    .Marine cargo lines           .Cargo management
                    .Hotels/car rental agencies   .Infrastructure management
PUBLIC SECTOR       . National, state and         .Justice/public safety
                      local/regional              solutions
                      government agencies         .Social services solutions
                      worldwide
                                                  . Tax processing/collection
                                                    systems
                                                  . Customs solutions
                                                  .Postal systems solutions
COMMERCIAL          .Retailers                    .Supply chain management
                    .Distributors                 .Point of sale decision
                                                     support
                    .Manufacturers                .Electronic commerce
                    .Publishers/graphic artists   .Publishing

  ISG has recently instituted procedures intended to improve its gross margins while maintaining revenue growth. This approach is designed to improve the quality of ISG's contracts by instituting a more disciplined process for qualifying and bidding for contracts, thereby limiting execution risk and improving pricing. In addition, management is also seeking to improve sales efficiency and to decrease sales and marketing expenses with focused programs in targeted vertical markets. In reconfiguring its sales force, ISG intends to reduce the number of its employees in Europe, to institute a flatter management structure worldwide and to increase the number of its trained professionals in the United States.

THE COMPUTER SYSTEMS GROUP

  CSG provides a full line of computer hardware and software products for use by end users, systems integrators, software developers and resellers as the building blocks of advanced information management solutions. These products include enterprise systems and servers, departmental servers, desktop systems, systems software and development tools, parallel processing systems, imaging, document management and payment processing systems, data communications and information storage solutions. CSG focuses on clients in the Vertical Markets and elsewhere who depend upon information management technology to run mission-critical applications on a continuous basis. If the three business units had been in place in 1995, CSG would have accounted for approximately $2.5 billion or 40% of the Company's total customer revenue for fiscal 1995. Approximately 29% of revenue attributable to CSG for fiscal 1995 was generated in the United States, 30% in Europe/Africa and 41% in Americas/Pacific.

  CSG continues to align its product offerings in response to technological advances and a shifting set of market and client requirements. CSG has migrated its A Series and in 1996 will be migrating its 2200 Series enterprise servers to CMOS integrated circuit technology, thus improving the price/performance ratios of these servers and reducing product development cycles. Using an approach known as heterogeneous multiprocessing, future enterprise servers will be able to employ both the proprietary CMOS processors--to protect clients' investment in custom software--and advanced Intel Pentium(R) and Pentium Pro(TM) processors running the Windows NT(R) or UNIX(R) operating environments to provide clients the additional benefits of industry-standard client/server computing. In 1995, the Company and Intel Corporation jointly developed the Open Parallel Unisys Server (OPUS) parallel processing platform, primarily for the airlines, retail banking, telecommunications, manufacturing, retailing and consumer products markets.

  To capitalize on the growing personal computer market, CSG has developed the capability to provide its clients with personal computers built to order using components and software sourced from a number of technology vendors. This allows CSG both to meet specialized client requirements and to reduce inventory levels at assembly and distribution sites. CSG intends to continue to grow this segment of its business by expanding its already strong customer base and by drawing upon its international reputation for quality products.

  CSG's goal is to drive volume sales of its products. CSG has a dedicated worldwide direct sales force in place and is expanding indirect channels of distribution such as independent software vendors, systems integrators, solutions providers and resellers. To drive volume sales, CSG is also complementing its own resources with the expertise of strategic partners in specialized technology areas such as relational databases, data warehousing and microprocessor technology. These alliances with other technology providers have allowed CSG to enhance and broaden its product line, to achieve economies of scale and to offer "best-of-breed" products to its clients.

  CSG has undertaken numerous manufacturing initiatives to improve its competitive position by consolidating its operations. It is also building its products more cost-effectively by using common platforms and commodity components, when possible. This, along with the availability of components and technology from strategic partners, has allowed CSG both to reduce its overall research and development expenditures and to focus a larger portion of research and development expenditures on growth programs and businesses, notably in software, parallel processing and personal computers.

THE GLOBAL CUSTOMER SERVICES GROUP

  GCS provides network integration, desktop services and maintenance services to help clients manage, maintain and support their distributed computing environments. GCS evolved from the Company's traditional equipment maintenance organization, which provided installation, configuration and maintenance services for the Company's proprietary hardware and software systems. The goal of GCS is to help clients maximize the availability and effectiveness of their information technology investments and to improve their systems' performance and productivity across multiple systems. If the three business units had been in place in 1995, GCS would have accounted for approximately $1.9 billion or 30% of the Company's total customer revenue for fiscal 1995. Approximately 40% of the revenue attributable to GCS in fiscal 1995 was generated in each of the United States and Europe/Africa and 20% in Americas/Pacific.

  In recent years, microprocessor-based equipment has become increasingly reliable, requiring less maintenance than in the past. However, the rapid adoption of open systems, sourced from multiple vendors, and the rapid proliferation of client/server architecture have produced a significantly more complex and heterogeneous networked computing environment. As a result, demand for services to design, install and support today's multi-vendor, distributed networks is growing rapidly. The Company has moved aggressively to diversify its traditional maintenance business to capitalize on the growth opportunities in network design and integration, desktop services and multi-vendor maintenance and support.

  The Company believes that GCS possesses fundamental competitive advantages in the growing customer services market. GCS has a mature services delivery infrastructure already in place, with two worldwide parts distribution centers and ten worldwide software support centers that facilitate uninterrupted quality service and support to clients. In addition, GCS delivers its desktop maintenance services using a unit replacement methodology rather than traditional on-site repair. This approach reduces restore time considerably and causes less disruption in the client's work place. Finally, the Network Enable organization within GCS, which specializes in network integration and management, has a depth of multi-vendor expertise and a degree of technology independence that the Company believes is unique. The Network Enable organization has established partnerships with many leading hardware manufacturers and network software providers. Because the products used in a Network Enable solution are sourced from multiple suppliers, GCS has been very successful in providing "best-of-breed" product offerings to a wide range of clients beyond the Company's existing client base.

STOCKHOLDER PROPOSAL

  Greenway Partners, L.P., a stockholder of the Company, has requested the Company to solicit stockholder approval at its next annual meeting of stockholders (currently scheduled for April 25, 1996) of a resolution that would recommend to the Board of Directors that it authorize a spin-off transaction pursuant to which stockholders would become the owners of three separate publicly traded companies consisting of ISG, CSG and GCS. This resolution, if adopted by the stockholders, would serve only as a recommendation to the Board and would not compel the Board to take such action. The Board of Directors of the Company considers all reasonable avenues to increase stockholder value and has concluded that the Company's current business strategy and structure as described above will better serve to maximize stockholder value over time. Accordingly, the Board has recommended a vote against the proposal.

                              THE EXCHANGE OFFER

GENERAL

  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $425.0 million aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

  As of the date of this Prospectus, $425.0 million aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about          1996, to all holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company on March 29, 1996 to the Initial Purchasers. The Initial Purchasers subsequently sold the Old Notes to (i) "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors," as defined in Rule 501(a)(1), (2) (3) or
(7) under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless in a transaction registered under the Securities Act or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

  In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 30 days after the date of issuance of the Old Notes, and to use its best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 135 days after the date of issuance of the Old Notes and the Exchange Offer to be consummated not later than 30 days after the date of the effectiveness of the Registration Statement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

  The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

  Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Thus, any New Notes acquired by such holder will not be freely transferable except in compliance with the Securities Act. See "--Consequences of Failure to Exchange; Resale of New Notes."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

  The Exchange Offer will expire at 5:00 p.m., New York City time, on     ,
1996, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

  The Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

  For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

  A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

  If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

  The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth on the Letter of Transmittal on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of such letter, telegram or facsimile transmission, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable and that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters.

  Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth on the Letter of Transmittal prior to the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange and which are properly withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after such acceptance. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described herein, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following conditions exist:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

    (b) there shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the Company, which in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) the Exchange Offer does or would violate any applicable law or applicable interpretation of the staff of the Commission; or

    (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

    (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

    (f) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

  Bank of Montreal Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at its address set forth on the Letter of Transmittal. Bank of Montreal Trust Company also acts as Trustee under the Indenture.

  Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address set forth in the Letter of Transmittal.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Notes for Old Notes. Expenses incurred in connection with the issuance of the New Notes will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALE OF NEW NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

  Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

  Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

  The Company may in the future seek to acquire subject to the terms of the Indenture untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

                             DESCRIPTION OF NOTES

GENERAL

  The Old Notes were issued and the New Notes will be issued under an Indenture (the "Indenture"), dated as of March 29, 1996, between the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms shall be incorporated herein by reference. The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part.

  On March 29, 1996, the Company issued $425.0 million aggregate principal amount of Old Notes under the Indenture. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for New Notes. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

  The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

PRINCIPAL, MATURITY AND INTEREST

  The aggregate principal amount of the Notes is limited to $425.0 million. Each Note will mature on April 15, 2003 and will bear interest at the rate per annum shown on the front cover of this Prospectus. Interest on the Notes will accrue from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date) on April 15 and October 15 of each year, commencing October 15, 1996. Interest on the New Notes will accrue from and including their dates of issuance, payable semi-annually in arrears on each April 15 and October 15 after such issuance. Holders whose Old Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes shall cease accruing after the issuance of the New Notes issued in exchange therefor. See "--Book-Entry, Delivery and Form."

  The Company has no sinking fund obligation with respect to the Notes.

RANKING

  The Old Notes are and the New Notes will be senior unsecured obligations of the Company, ranking pari passu with all existing and future senior indebtedness of the Company and senior to subordinated indebtedness.

OPTIONAL REDEMPTION

  The Notes may not be redeemed prior to April 15, 2000, on and after which date the Notes may be redeemed at the option of the Company as a whole, or from time to time in part, in multiples of $1,000, on any date prior to maturity, upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Notes to be redeemed, at the following redemption prices (expressed in percentages of the principal amount) together in each case with accrued interest to the date fixed for redemption:

  If redeemed during the twelve-month period beginning April 15:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2000............................................................    106%
     2001............................................................    103%
     2002............................................................    100%

; provided that if the date fixed for redemption is April 15 or October 15, then the interest payable on such date shall be paid to the holder of record on the preceding April 1 or October 1.

  If fewer than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, which Notes shall be redeemed in whole or in part, and shall promptly notify the Company in writing of the Notes selected for redemption. On or prior to the redemption date specified in the notice of redemption, the Company will deposit with the Trustee money sufficient to pay the redemption price, together with all accrued interest, of all Notes or portions thereof to be redeemed.

CHANGE IN CONTROL

  Upon any Change in Control with respect to the Company, each holder of Notes shall have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price (the "Put Price") equal to 101% of the principal amount of the Notes, plus accrued interest, if any, to the Repurchase Date.

  Within 30 days after the occurrence of a Change in Control, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Change in Control and the Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Company Notice to the Trustee and shall cause a copy of such notice to be published in The Wall Street Journal or another newspaper of national circulation. To exercise the Repurchase Right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Notes with respect to which the right is being exercised, duly endorsed for transfer.

  "Change in Control" means an event or series of events as a result of which
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares entitling the holder thereof to cast more than 50% of the votes for the election of directors of the Company;
(ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result; (iii) at any time Continuing Directors do not constitute a majority of the Board of Directors of the Company; or (iv) on any day (a "Calculation Date") the Company makes any distribution or distributions of cash, property or securities (other than regular quarterly dividends, Common Stock, preferred stock which is substantially equivalent to Common Stock or rights to acquire Common Stock or preferred stock which is substantially equivalent to Common Stock) to holders of Common Stock, or the Company or any of its Consolidated Subsidiaries purchases or otherwise acquires Common Stock, and the sum of the fair market value of such distribution or purchase on the Calculation Date, plus the fair market value, when made, of all other such distributions and purchases which have occurred during the 12-month period ending on the Calculation Date, in each case expressed as a percentage of the aggregate market price of all of the shares of Common Stock of the Company outstanding at the close of business on the last day prior to the date of declaration of each such distribution or the date of purchase, exceeds 50%. "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board 24 months prior to such date or
(ii) who was nominated or elected by at least two-thirds of the directors who were Continuing

Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such election (under this definition, if the present Board of Directors of the Company were to approve a new director or directors and then resign, no Change in Control would occur even though the present Board of Directors would thereafter cease to be in office). No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed and the proportion of an entity's income derived from the assets conveyed. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).

  Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change in Control that would give rise to the Repurchase Right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the Repurchase Right in the event of any such leveraged transaction. The right to require the Company to repurchase the Notes could delay or deter a Change in Control of the Company, whether or not such Change in Control were supported by the Board of Directors of the Company.

  The occurrence of a Change in Control would enable the holders of certain other outstanding debt securities of the Company to exercise Repurchase Rights of the type described above and would, in most cases, permit the Company's lenders to require prepayment of some or all amounts then outstanding under the Company's revolving credit facility. If a Change in Control occurs, there can be no assurance that the Company would have sufficient funds to repurchase any or all Notes then required to be repurchased under the Indenture.

  If an offer is made to repurchase Notes as a result of a Change in Control, the Company will comply with all tender offer rules, including but not limited to Section 13(e) and 14(e) under the Exchange Act and Rules 13e-1 and 14e-1 thereunder, to the extent applicable to such offer.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Consolidated Subsidiary or (ii) assumed in connection with the acquisition of assets of such Person.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Redeemable Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment or mandatory redemption of such Indebtedness or Redeemable Stock, as the case may be, multiplied by the amount of such principal payment or mandatory redemption by (ii) the sum of all such principal payments or mandatory redemption amounts, as the case may be.

  "Bank Credit Agreement" means the Credit Agreement dated as of December 11, 1992, as amended, among the Company, certain banks, and Morgan Guaranty Trust Company of New York and National Westminster Bank PLC, as agents.

  "Common Stock" means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company.

  "Consolidated Interest Coverage Ratio" means for any period the ratio of (i) the sum of Consolidated Net Income, Consolidated Interest Expense and Consolidated Tax Expense, plus, without duplication, all depreciation and all amortization, in each case, for such period, of the Company and its Consolidated Subsidiaries on a consolidated basis, all as determined in accordance with generally accepted accounting principles, to (ii) Consolidated Interest Expense for such period; provided, that in making such computation, the Consolidated Interest Expense attributable to interest on any indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  "Consolidated Interest Expense" means for any period the sum of (i) the aggregate of the interest expense on Indebtedness of the Company and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, that portion of capital lease obligations of the Company and its Consolidated Subsidiaries representative of the interest factor for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, plus (iii) without duplication, dividends in respect of preferred or preference stock of a Consolidated Subsidiary of the Company held by Persons other than the Company or a Consolidated Subsidiary of the Company. For purposes of clause (iii) of the preceding sentence, dividends shall be deemed to be an amount equal to the actual dividends paid divided by
1.00 minus the applicable actual combined federal, state, local and foreign income tax rate of the Company (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

  "Consolidated Net Income" means for any period the net income or loss of the Company and its Consolidated Subsidiaries for such period on a consolidated basis as determined in accordance with generally accepted accounting principles adjusted by excluding the after-tax effect of (i) net gains or losses in respect of dispositions of assets other than in the ordinary course of business, (ii) any gains or losses from currency exchange transactions not in the ordinary course of business consistent with past practice, (iii) any gains or losses attributable to write-ups or write-downs of assets or liabilities other than in the ordinary course of business, (iv) any special or extraordinary charges attributable to restructuring transactions other than in the ordinary course of business, (v) any income or loss of persons acquired in a "pooling of interest" transaction prior to the date of combination and (vi) the cumulative effect of a change in accounting principle from the date of the Indenture; provided that, if the consolidated financial statements of the Company and its Consolidated Subsidiaries for such period give effect to Statement 106 of the Financial Accounting Standards Board ("FASB 106"), Consolidated Net Income for such period shall be (a) increased by any expenses (net of any income tax benefits attributable to such expenses) for post-retirement benefits other than pensions ("Post-Retirement Benefits") to the extent that such expenses are deducted from net income in accordance with FASB 106 and (b) shall be decreased by the aggregate amount of cash payments for Post-Retirement Benefits during such period (net of any income tax benefits attributable to such cash payments on a pro forma basis calculated in the same manner as the income tax benefits referred to in clause (a)).

  "Consolidated Stockholders' Equity" means the total stockholders' equity of the Company and its Consolidated Subsidiaries which, under generally accepted accounting principles, would appear on a consolidated balance sheet of the Company and its subsidiaries, excluding the separate component of stockholders' equity attributable to foreign currency translation adjustments pursuant to Statement of Financial Accounting Standards No. 52--"Foreign Currency Translation" or any successor provision or principle of generally accepted accounting principles.

  "Consolidated Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

  "Consolidated Tax Expense" means for any period the aggregate of the federal, state, local and foreign income tax expenses of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Convertible Debt" means Indebtedness of the Company that, by its terms, is convertible in its entirety into Common Stock.

  "Finance Subsidiary" means a corporation of the type described in clause (ii) of the definition of "Subsidiary."

  "Foreign Subsidiary" means a corporation of the type described in clause (i) of the definition of "Subsidiary."

  "generally accepted accounting principles" means generally accepted accounting principles in the United States as in effect (unless otherwise stated) as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

  "guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by standby letter of credit or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

  "Indebtedness" means (i) any liability of any Person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding Trade Payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (d) for preferred or preference stock of a Consolidated Subsidiary of the Company held by Persons other than the Company or any Consolidated Subsidiary of the Company; (ii) any liability of others described in the preceding clause (i) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

  "Intercompany Obligations" means any Indebtedness or any other obligation of the Company or any Consolidated Subsidiary of the Company which, in the case of the Company, is owing to any Consolidated Subsidiary of the Company and which, in the case of any Consolidated Subsidiary of the Company, is owing to the Company or any other Consolidated Subsidiary of the Company.

  "Permitted Indebtedness" means (i) Indebtedness of the Company or any Consolidated Subsidiary of the Company outstanding on the date of the Indenture; (ii) Indebtedness of the Company and its Consolidated Subsidiaries at any time outstanding not in excess of $500 million in the aggregate;
(iii) Indebtedness of the Company and its Consolidated Subsidiaries at any time outstanding not in excess of $1 billion in the aggregate under the Bank Credit Agreement (and any refinancings or replacements thereof or additions thereto) and Indebtedness of Foreign Subsidiaries at any time outstanding not in excess of $250 million in the aggregate under bank loan facilities; (iv) Indebtedness of Finance Subsidiaries so long as such Indebtedness is non-recourse to, not guaranteed by and is not otherwise the legal liability of the Company or any other Consolidated Subsidiary; (v) Intercompany Obligations; and (vi) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in clause (i) above ("Refinancing Indebtedness"); provided that (a) the aggregate principal amount of the Refinancing Indebtedness shall not exceed the sum of (1) the aggregate principal amount and accrued interest of the Indebtedness to be refinanced (or if such Indebtedness was issued at an original issue discount, the original issue discount price plus amortization of the original issue discount at the time of the incurrence of the Refinancing Indebtedness) and (2) the reasonable fees and expenses directly incurred in connection with such Refinancing Indebtedness, (b) such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, (c) Refinancing Indebtedness incurred by any Consolidated Subsidiary shall not be used to refinance Indebtedness of the Company and (d) such Refinancing Indebtedness determined as of the date of incurrence does not mature prior to the final scheduled maturity date of the Notes and the Average Life of such Refinancing Indebtedness is equal to or greater than the remaining Average Life of the Notes; provided that this clause
(d) shall apply only if the final scheduled maturity date of the Indebtedness being refinanced is later than the final scheduled maturity date of the Notes. Notwithstanding clauses (ii) and (iii) above, up to $250 million of the amounts set forth in such clauses may be subtracted from such amounts and applied to increase any other amount set forth in either of such clauses.

  "Principal Manufacturing Property" means any manufacturing property located within the United States of America (other than its territories or possessions) owned by the Company or any Subsidiary, except for any manufacturing property that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

  "Redeemable Stock" means any class or series of preferred or preference stock of the Company with a stated maturity which is prior to the stated maturity of the Notes or that by its terms or otherwise is required to be redeemed or retired, in whole or in part, prior to the stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the Notes.

  "Related Person" means (i) any Affiliate of the Company, (ii) any Person who directly or indirectly holds 10% or more of any class of capital stock of the Company, (iii) with respect to any such natural Person, any other Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company; provided, however, "Related Person" shall not include the Unisys Employees Savings Thrift Trust, or any successor thereof.

  "Subsidiary" means any corporation of which at least a majority of the outstanding voting stock is owned by the Company or by other Subsidiaries, but will not include any such corporation (an "Affiliated Corporation") which (i) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets in the United States; (ii) is principally engaged in financing sales or leases of merchandise, equipment or services by the Company, a Subsidiary or another Affiliated Corporation; (iii) is principally engaged in holding or dealing in real estate or (iv) is principally engaged in the holding of stock in, and/or the financing of operations of, Affiliated Corporations.

  "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services.

  "Wholly Owned Consolidated Subsidiary" means with respect to any Person a Consolidated Subsidiary the voting stock (excluding directors' qualifying shares) of which is more than 90% owned, directly or indirectly, by such Person.

  "Wholly Owned Subsidiary" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Company and/or by one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

  Set forth below is a summary of certain covenants contained in the Indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture.

 Limitation on Company and Subsidiary Indebtedness

  The Company will not, and will not permit any Consolidated Subsidiary of the Company to, create, incur, assume, guarantee the payment of, or otherwise become liable for, any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, unless, at the time of such event and after giving effect thereto on a pro forma basis, the Company's Consolidated Interest Coverage Ratio for the last four full fiscal quarters immediately preceding such event, taken as one period, is not less than 2.0 to 1.

 Limitation on Restricted Payments

  The Company will not, and will not permit any Consolidated Subsidiary of the Company to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of or purchase, redeem or retire for value any capital stock of the Company, other than (a) through the issuance solely of the Company's own capital stock (other than Redeemable Stock) or options, warrants or other rights thereto or (b) in the case of any such capital stock that is Redeemable Stock ("Existing Redeemable Stock"), through the issuance solely of the Company's own capital stock (including new shares of Redeemable Stock, provided such new shares of Redeemable Stock have an Average Life equal to or greater than the lesser of (1) the remaining Average Life of the Existing Redeemable Stock or (2) the remaining Average Life of the Notes), or
(ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled maturity, mandatory sinking fund date or mandatory repayment date (including any repayment date arising from the right of a holder of any Indebtedness to require such Indebtedness to be paid by the Company prior to its stated maturity but excluding any repayment date arising as a result of any Indebtedness being declared due and payable prior to the date on which it would otherwise become due and payable due to any default in the performance of any term or provision of such Indebtedness), any Indebtedness of the Company which is subordinate in right of payment to the Notes (other than with, and to the extent of, the proceeds from the incurrence of Refinancing Indebtedness that constitutes Permitted Indebtedness) (such payments or any other actions described in (i) and (ii), collectively, "Restricted Payments").

  The Company or any Consolidated Subsidiary of the Company may make a Restricted Payment which would otherwise be prohibited by the preceding paragraph, provided, that (i) at the time of and after giving effect to the proposed Restricted Payment no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; (ii) at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made after June 30, 1992 will not exceed the sum of (a) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning after June 30, 1992 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) plus (b) the aggregate proceeds received by the Company as capital contributions to the Company after June 30, 1992, or from the issuance and sale (other than to a Consolidated Subsidiary of the Company) after June 30, 1992 of capital stock of the Company (excluding Redeemable Stock but including stock issued upon conversions of Convertible Debt, stock issued to the Company's pension plans and stock issued upon the exercise of options or warrants), plus (c) $250 million; and (iii) immediately after giving effect to such proposed Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Company and Subsidiary Indebtedness" covenant described above; provided, however, the provisions of clause (iii) above shall not be applicable to any declaration or payment in cash of current dividends or dividends in arrears in respect of any series of preferred stock of the Company. At December 31, 1995, the sum of the amounts referred to in clauses (a) and (b) above, less the aggregate amount of Restricted Payments declared after June 30, 1992, was in excess of $200 million.

  The foregoing provisions will not prevent the payment of any dividend within 60 days after the date of its declaration, if, at the date of declaration, such payment would be permitted by such provisions. Notwithstanding the foregoing, "Restricted Payment" shall not include (i) the payment, during the period beginning October 1, 1992 and ended June 30, 1994, of an aggregate of $185 million of dividends in arrears in respect of the Company's preferred stock or
(ii) the redemption of Convertible Debt pursuant to the terms of the indenture or other instrument under which such debt is issued, provided that (a) the last reported sale price for the Company's Common Stock for each of the five consecutive trading days immediately preceding the date of the notice of redemption therefor (the "notice date") shall have exceeded 115% of the conversion price for such Convertible Debt and (b) the Company's Consolidated Interest Coverage Ratio for the last four fiscal quarters immediately preceding such notice date, taken as one period, is not less than 2.0 to 1.

 Limitation on Transactions with Related Persons

  The Company will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with a Related Person unless such transaction or series of transactions is on terms that are no less favorable to the Company or such Consolidated Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party; provided, however, that the foregoing restrictions will not apply to (i) transactions between or among any of the Company and its Wholly Owned Consolidated Subsidiaries, (ii) transactions between or among any of the Company and its Consolidated Subsidiaries that are not Wholly Owned Consolidated Subsidiaries, provided such transactions are entered into in the ordinary course of business on terms and conditions consistent with prior practice, and (iii) any transaction with an officer or director of the Company or any Consolidated Subsidiary entered into in the ordinary course of business (including, without limitation, compensation or employee benefit and perquisite arrangements).

 Limitation upon Mortgages and Liens

  Neither the Company nor a Subsidiary will create or assume, except in favor of the Company or a Wholly Owned Subsidiary, any mortgage, pledge, lien or encumbrance upon any Principal Manufacturing Property or any stock or indebtedness of any Subsidiary without equally and ratably securing the Notes and any other indebtedness of the Company entitled thereto. This limitation will not apply to certain permitted encumbrances as described in the Indenture, including (i) purchase money mortgages entered into within specified time limits; (ii) liens existing on acquired property; (iii) certain tax, materialmen's, mechanics' and judgment liens, certain liens arising by operation of law and certain other similar liens; (iv) liens in connection with certain government contracts; (v) certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings; (vi) pledges of customers' accounts or paper; (vii) certain mortgages, pledges, liens or encumbrances securing the payment of any V Loan Debt (as defined in the Indenture) and
(viii) mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in certain sale and leaseback transactions does not exceed the greater of $250,000,000 or 5% of Consolidated Stockholders' Equity.

 Limitation Upon Sale and Leaseback Transactions

  The Company and any Subsidiary will be prohibited from selling any Principal Manufacturing Property owned on the date of the Indenture with the intention of taking back a lease thereof, other than a temporary lease (a lease of not more than 36 months) with the intent that the use of the property by the Company or such Subsidiary will be discontinued before the expiration of such period, unless (i) the sum of the sale price of property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by certain mortgages, pledges, liens and encumbrances does not exceed the greater of $250,000,000 or 5% of Consolidated Stockholders' Equity or (ii) the greater of the net proceeds of such sale or the fair market value of such Principal Manufacturing Property (which may be conclusively determined by the Board of Directors of the Company) are applied within 120 days to the optional retirement of outstanding Notes or to the optional retirement of other Funded Debt (as defined) of the Company ranking on a parity with the Notes.

CONSOLIDATION, MERGER, SALE OR LEASE OF ASSETS

  The Company, without the consent of the holders of any of the outstanding Notes, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to any corporation organized under the laws of any domestic jurisdiction, provided that (i) the successor corporation assumes the Company's obligations on the Notes and under the Indenture, (ii) after giving effect to the transaction no Event of Default (and no event which, after notice or lapse of time would become an Event of Default) shall have occurred and be continuing, (iii) after giving effect to the transaction the Company or such successor corporation could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Company and Subsidiary Indebtedness" covenant described above, and (iv) certain other conditions are met.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to the
Notes: (i) failure to pay principal of or any premium on any Note when due;
(ii) failure to pay any interest on any Note when due, continued for 30 days;
(iii) default in the performance or breach of any of the terms contained under "Consolidation, Merger, Sale or Lease of Assets;" (iv) failure to pay the Put Price on a Repurchase Date for any Note with respect to which the Repurchase Right has been exercised; (v) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice; (vi) default (a) in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any Consolidated Subsidiary (other than the Notes) aggregating more than $25 million in principal amount when due after giving effect to any applicable grace period or (b) in the performance of any other term or provision of any Indebtedness of the Company or any Consolidated Subsidiary in excess of $25 million principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after written notice; (vii) the entry against the Company or any Consolidated Subsidiary of one or more judgments, decrees or orders by a court having jurisdiction in the premises from which no appeal may be or is taken for the payment of money, either individually or in the aggregate, in excess of $25 million and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 45 consecutive days without a stay of execution after written notice; and (viii) certain events in bankruptcy, insolvency or reorganization.

  If any Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

  The Company is required to furnish the Trustees annually with a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

  The Indenture provides that the Company and the Trustee may, without the consent of any holders of Notes, amend or supplement the Indenture for the purposes, among other things, of making any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights of any holder under the Indenture or curing ambiguities, defects or inconsistencies in such Indenture or making other provisions.

  Modifications of and amendments to the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may without the consent of each holder affected thereby (i) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes; (ii) reduce the rate of or change the time for payment of interest on any Note; (iii) adversely affect the Repurchase Right; (iv) change the currency of payment of principal of, or any premium or interest on, the Notes; (v) waive a redemption or payment with respect to any Note; (vi) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of, or of certain defaults under, the Indenture.

  The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive any past default under the Indenture with respect to the Notes, except a default in the payment of the principal of or any premium or interest on any of the Notes or in respect of a covenant or provision of the Indenture that cannot, under the terms of the Indenture, be modified or amended without the consent of the holders of each outstanding Note affected thereby.

DEFEASANCE

  The Company, at its option, will be discharged from its obligations in respect of the outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or will not be subject to certain covenants applicable to the Notes if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and premium, if any, and any interest on the Notes on the dates such payments are due in accordance with the terms of the Notes. To exercise any such option, the Company is required, among other things, to deliver to the Trustee, under certain circumstances, an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Notes to recognize income, gain or loss for United States income tax purposes.

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

  The Trustee's parent, Bank of Montreal, participates as a lender in the Company's revolving credit facility, and an affiliate of the Trustee, Harris Trust and Savings Bank, has normal banking relationships with the Company. Harris Trust and Savings Bank also serves as the Company's transfer agent.

BOOK-ENTRY, DELIVERY AND FORM

  New Notes will initially be issued in the form of one or more Global Notes (the "Global Note"). The Global Note will be deposited promptly after the Expiration Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of registered definitive certificates (the "Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or, if at any time the Depositary ceases to be a "clearing agency" registered under the Exchange Act, or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Settlement and Payment. The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by the Company through the Trustee to the Depositary in same day funds. With respect to any Certificated Securities, payments of principal, premium, if any, and interest will be payable at the office or agency of the Company maintained for such purpose. Holders of Certificated Securities will be entitled to receive interest payments by wire transfer of next day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed that, for a period of up to six months after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

  By its acceptance of the Exchange Offer, any broker-dealer that receives New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of New Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

             DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain material United States federal income tax consequences relevant to (i) the exchange of Old Notes for New Notes pursuant to the Exchange Offer and (ii) the ownership and disposition of Notes, all as of the date hereof. Unless otherwise indicated, this summary deals only with United States Holders (as defined below) who purchased Notes upon their original issuance and who hold such Notes as capital assets. The following discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to such holders, nor does it address United States federal income tax consequences which may be relevant to certain types of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S dollar, that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING PARTICIPATION IN THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is any holder that is not a United States Holder.

EXCHANGE OFFER

  The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder of Old Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to a holder exchanging Old Notes for the New Notes pursuant to the Exchange Offer.

  The remainder of the discussion below summarizes certain material federal income tax consequences to holders of either Old Notes or New Notes following consummation of the exchange pursuant to the Exchange Offer. Unless otherwise indicated, any reference to Notes is equally applicable to Old Notes and New Notes.

PAYMENTS OF INTEREST

  Except as set forth below, interest on a Note generally will be taxable to a United States Holder as ordinary income from domestic sources at the time it is received or accrued in accordance with the United States Holder's method of accounting for tax purposes.

MARKET DISCOUNT

  If a United States Holder purchases a Note for an amount that is less than its principal amount, the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").

AMORTIZABLE BOND PREMIUM

  A United States Holder that purchases a Note for an amount in excess of the Note's principal amount will be considered to have purchased the Note at a "premium". A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

  A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-United States Holder, provided that
  (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership,
  (iii) the beneficial owner is not a bank whose receipt of interest on a
  Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) or section 881(c) of the Code and the regulations thereunder;

    (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a Note; and

    (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

  If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest and premium made to Non-United States Holders will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

  If a Non-United States Holder is engaged in a trade or business in the United States and interest or premium on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest and premium on a Note will be included in such foreign corporation's earnings and profits.

  Any gain or income realized upon the sale, exchange or retirement of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to certain payments of principal and interest paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

  No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a) (iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

  In addition, backup withholding and information reporting will not apply if payments of principal and interest on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

  Payments of principal and interest on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a) (iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.


                                 LEGAL MATTERS

  Certain legal matters regarding the issuance of the New Notes will be passed on for the Company by Harold S. Barron, Senior Vice President, General Counsel and Secretary of the Company. As of the date of this Prospectus, Mr. Barron owns 68,295 shares (including 66,695 restricted shares) of the Company's Common Stock and holds options to purchase 193,000 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included and incorporated by reference in this Registration Statement and related Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, which are included and incorporated by reference herein. Such consolidated financial statements are included and incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................. F-2
Consolidated Statement of Income........................................... F-3
Consolidated Balance Sheet................................................. F-4
Consolidated Statement of Cash Flows....................................... F-5
Notes to Consolidated Financial Statements................................. F-6
Supplemental Financial Data (unaudited).................................... F-26

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Unisys Corporation

  We have audited the accompanying consolidated balance sheets of Unisys Corporation at December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Unisys Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unisys Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 4 to the consolidated financial statements, in 1993 Unisys Corporation changed its method of accounting for postretirement benefits other than pensions and income taxes.

                                         /s/Ernst & Young LLP

Philadelphia, Pennsylvania
January 26, 1996

                               UNISYS CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                                                YEAR ENDED DECEMBER 31
                                          -------------------------------------
                                             1995         1994         1993
                                          -----------  -----------  -----------
                                           (MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Sales.................................  $   2,646.3  $   2,877.1  $   3,178.6
  Services..............................      2,198.1      1,759.4      1,358.2
  Equipment maintenance.................      1,357.9      1,341.7      1,444.0
                                          -----------  -----------  -----------
                                              6,202.3      5,978.2      5,980.8
                                          -----------  -----------  -----------
Costs and expenses
  Cost of sales.........................      1,611.0      1,568.7      1,563.8
  Cost of services......................      2,030.4      1,374.0      1,018.6
  Cost of equipment maintenance.........        965.7        872.7        820.4
  Selling, general and administrative
   expenses.............................      1,883.8      1,544.8      1,516.3
  Research and development expenses.....        409.5        463.6        489.3
                                          -----------  -----------  -----------
                                              6,900.4      5,823.8      5,408.4
                                          -----------  -----------  -----------
Operating income (loss).................       (698.1)       154.4        572.4
Interest expense........................        202.1        203.7        241.7
Other income, net.......................        119.1         63.9         40.2
                                          -----------  -----------  -----------
Income (loss) from continuing operations
 before income taxes....................       (781.1)        14.6        370.9
Estimated income taxes (benefit)........       (153.8)         2.5         84.6
                                          -----------  -----------  -----------
Income (loss) from continuing operations
 before extraordinary items and changes
 in accounting principles...............       (627.3)        12.1        286.3
Income from discontinued operations.....          2.7         96.1         75.3
Extraordinary items.....................                      (7.7)       (26.4)
Effect of changes in accounting
 principles.............................                                  230.2
                                          -----------  -----------  -----------
Net income (loss).......................       (624.6)       100.5        565.4
Dividends on preferred shares...........        120.3        120.1        121.6
                                          -----------  -----------  -----------
Earnings (loss) on common shares........  $    (744.9) $     (19.6) $     443.8
                                          ===========  ===========  ===========
Earnings (loss) per common share
Primary
  Continuing operations.................  $     (4.37) $      (.63) $      1.00
  Discontinued operations...............          .02          .56          .46
  Extraordinary items...................                      (.04)        (.16)
  Effect of changes in accounting
   principles...........................                                   1.39
                                          -----------  -----------  -----------
    Total...............................  $     (4.35) $      (.11) $      2.69
                                          ===========  ===========  ===========
Fully diluted
  Continuing operations.................  $     (4.37) $      (.63) $      1.17
  Discontinued operations...............          .02          .56          .31
  Extraordinary items...................                      (.04)        (.11)
  Effect of changes in accounting
   principles...........................                                    .94
                                          -----------  -----------  -----------
    Total...............................  $     (4.35) $      (.11) $      2.31
                                          ===========  ===========  ===========

                See notes to consolidated financial statements.

                               UNISYS CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
                                                                (MILLIONS)
                                    ASSETS
CURRENT ASSETS
Cash and cash equivalents................................... $1,114.3  $  868.4
Marketable securities.......................................      5.4      16.2
Accounts and notes receivable, net..........................    996.3     945.1
Inventories.................................................    673.9     636.3
Deferred income taxes.......................................    329.8     310.5
Other current assets........................................     98.9      98.3
Net assets of discontinued operations.......................              526.5
                                                             --------  --------
    Total...................................................  3,218.6   3,401.3
                                                             --------  --------
Long-term receivables, net..................................     58.7      71.5
                                                             --------  --------
Properties and rental equipment.............................  2,088.4   2,209.9
Less--Accumulated depreciation..............................  1,397.0   1,479.9
                                                             --------  --------
Properties and rental equipment, net........................    691.4     730.0
                                                             --------  --------
Cost in excess of net assets acquired.......................  1,014.6     998.0
                                                             --------  --------
Investments at equity.......................................    298.9     315.8
                                                             --------  --------
Deferred income taxes.......................................    682.6     583.2
                                                             --------  --------
Other assets................................................  1,148.4   1,093.6
                                                             --------  --------
    Total................................................... $7,113.2  $7,193.4
                                                             ========  ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable............................................... $   12.1  $    8.9
Current maturities of long-term debt........................    343.5      71.2
Accounts payable............................................    940.6     917.6
Other accrued liabilities...................................  1,677.4   1,123.6
Dividends payable...........................................     30.2      26.6
Estimated income taxes......................................    143.5     237.7
                                                             --------  --------
    Total...................................................  3,147.3   2,385.6
                                                             --------  --------
Long-term debt..............................................  1,533.3   1,864.1
                                                             --------  --------
Other liabilities...........................................    572.4     339.2
                                                             --------  --------
Stockholders' equity
Preferred stock.............................................  1,570.3   1,570.3
Common stock, shares issued: 1995--172.3; 1994--171.8.......      1.7       1.7
Retained earnings (accumulated deficit).....................   (702.6)     45.7
Other capital...............................................    990.8     986.8
                                                             --------  --------
Stockholders' equity........................................  1,860.2   2,604.5
                                                             --------  --------
    Total................................................... $7,113.2  $7,193.4
                                                             ========  ========

                See notes to consolidated financial statements.

                               UNISYS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31
                                               -------------------------------
                                                 1995       1994       1993
                                               ---------  ---------  ---------
                                                        (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations.....  $  (627.3) $    12.1  $   490.1
Add (deduct) items to reconcile income (loss)
 from continuing operations to net cash pro-
 vided by operating activities:
Effects of extraordinary items and changes in
 accounting principles.......................                  (7.7)    (203.8)
Depreciation.................................      203.0      226.2      252.0
Amortization:
Marketable software..........................      151.7      150.5      144.6
Cost in excess of net assets acquired........       40.9       36.9       36.7
(Increase) decrease in deferred income taxes,
 net.........................................     (223.1)     (60.6)     223.7
(Increase) decrease in receivables, net......      (66.9)     (16.5)     307.8
(Increase) decrease in inventories...........      (15.4)     (28.0)      74.9
Increase (decrease) in accounts payable and
 other accrued liabilities...................      565.6      186.3     (276.0)
(Decrease) in estimated income taxes.........      (63.9)     (12.2)    (164.9)
Increase (decrease) in other liabilities.....      215.5      (36.8)     (37.5)
(Increase) decrease in other assets..........     (132.7)      57.6       78.6
Other........................................       50.3       21.3       27.2
                                               ---------  ---------  ---------
Net cash provided by operating activities....       97.7      529.1      953.4
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments....................    3,311.9    1,792.7    1,821.2
Purchases of investments.....................   (3,329.6)  (1,816.4)  (1,829.4)
Proceeds from marketable securities..........       14.4      197.9      146.5
Purchases of marketable securities...........                 (97.2)    (187.2)
Proceeds from sales of properties............       30.3       24.8       26.5
Investment in marketable software............     (123.0)    (121.3)    (118.7)
Capital additions of properties and rental
 equipment...................................     (195.0)    (208.2)    (173.5)
Purchases of businesses......................      (42.3)
                                               ---------  ---------  ---------
Net cash used for investing activities.......     (333.3)    (227.7)    (314.6)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of debt...................      (68.2)    (140.1)    (394.4)
Net proceeds from (reduction in) short-term
 borrowings..................................        3.1        2.9      (47.2)
Dividends paid on preferred shares...........     (120.2)    (228.0)    (183.7)
Other........................................        2.8        3.7        7.1
                                               ---------  ---------  ---------
Net cash used for financing activities.......     (182.5)    (361.5)    (618.2)
                                               ---------  ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
 CASH EQUIVALENTS............................        5.7       (9.1)     (37.3)
                                               ---------  ---------  ---------
Net cash used for continuing operations......     (412.4)     (69.2)     (16.7)
                                               ---------  ---------  ---------
DISCONTINUED OPERATIONS
Proceeds from sale...........................      862.0
Other........................................     (203.7)     102.2       43.0
                                               ---------  ---------  ---------
Net cash provided by discontinued opera-
 tions.......................................      658.3      102.2       43.0
                                               ---------  ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS........      245.9       33.0       26.3
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR........................................      868.4      835.4      809.1
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.......  $ 1,114.3  $   868.4  $   835.4
                                               =========  =========  =========

                See notes to consolidated financial statements.

                              UNISYS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of consolidation

  The consolidated financial statements include the accounts of all wholly owned subsidiaries. Investments in companies representing ownership interests of 20% to 50% are accounted for by the equity method.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash equivalents

  All short-term investments purchased with a maturity of three months or less are classified as cash equivalents.

 Inventories

  Inventories are valued at the lower of cost or market. Cost is determined principally on the first-in, first-out method.

 Properties, rental equipment and depreciation

  Properties and rental equipment are carried at cost and are depreciated over the estimated lives of such assets using the straight-line method. Leasehold improvements are amortized over the shorter of the asset lives or the terms of the respective leases. The principal rates used are summarized below by classification of properties:

                                                               RATE PER YEAR (%)
                                                               -----------------
   Buildings..................................................       2-5
   Machinery and equipment....................................       5-25
   Tools and test equipment...................................      10-33 1/3
   Rental equipment...........................................          25

 Revenue recognition

  Sales revenue is generally recorded upon shipment of product in the case of sales contracts, upon shipment of the program in the case of software, and upon installation in the case of sales-type leases. Revenue from services and equipment maintenance is recorded as earned over the lives of the respective contracts.

  Revenue under cost-type contracts is recognized when costs are incurred, and under systems integration and services contracts when services have been performed and accepted or milestones have been met. Cost of revenue under such contracts is charged based on current estimated total costs.

  Accounting for large multi-year, fixed-price systems integration contracts involves considerable use of estimates in determining revenue, costs and profits. When estimates indicate a loss under a contract, cost of revenue is charged with a provision for such loss. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.

                              UNISYS CORPORATION

 Income taxes

  Income taxes are provided on taxable income at the statutory rates applicable to such income. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries since such amounts are expected to be reinvested indefinitely.

 Earnings per common share

  In 1995 and 1994, the computation of both primary and fully diluted earnings per share was based on the weighted average number of outstanding common shares. The inclusion of additional shares assuming the exercise of stock options, conversion of Series A Cumulative Convertible Preferred Stock, or conversion of the 8 1/4% convertible subordinated notes due August 1, 2000 would have been antidilutive. In 1993, the computation of primary earnings per share was based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options, and the computation of fully diluted earnings per share assumed the conversion of the 8 1/4% convertible subordinated notes due August 1, 2000. The computation of fully diluted earnings per share for 1993 further assumed conversion of Series A Cumulative Convertible Preferred Stock. The shares used in the computations for the three years ended December 31, 1995 were as follows (in thousands):

                                                          1995    1994    1993
                                                         ------- ------- -------
   Primary.............................................. 171,238 170,752 165,070
   Fully diluted........................................ 171,238 170,752 246,550

 Software capitalization

  The cost of development of computer software to be sold or leased is capitalized and amortized to cost of sales over the estimated revenue-producing lives of the products, but not in excess of three years following product release. Unamortized marketable software costs (which are included in other assets) at December 31, 1995 and 1994 were $238.9 and $265.3 million, respectively.

 Cost in excess of net assets acquired

  Cost in excess of net assets acquired principally represents the excess of cost over fair value of the net assets of Sperry Corporation and Convergent, Inc., which is being amortized on the straight-line method over 40 years and 12 years, respectively. Accumulated amortization at December 31, 1995 and 1994 was $571.6 and $530.7 million, respectively.

  The carrying value of cost in excess of net assets acquired is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. If such an event occurred, the Company would prepare projections of future results of operations for the remaining amortization period. If such projections indicated that the cost in excess of net assets acquired would not be recoverable, the Company's carrying value of such asset would be reduced by the estimated excess of such value over projected income.

 Translation of foreign currency

  The local currency is the functional currency for most of the Company's international subsidiaries and, as such, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates during the year. Translation adjustments resulting from changes in exchange rates are reported in a separate component of stockholders' equity. Exchange gains and losses on certain forward exchange contracts designated as hedges of international net investments and exchange gains and

                              UNISYS CORPORATION
losses on intercompany balances of a long-term investment nature are also reported in the separate component of stockholders' equity.

  For those international subsidiaries operating in hyperinflationary economies, the U.S. dollar is the functional currency and, as such, non-monetary assets and liabilities are translated at historical exchange rates and monetary assets and liabilities are translated at current exchange rates. Exchange gains and losses arising from translation are included in other income.

  The Company also enters into forward exchange contracts and options that have been designated as hedges of certain transactional exposures. Gains and losses on these instruments are deferred and are recognized in income together with the transaction being hedged.

NOTE 2 SIGNIFICANT 1995 AND 1994 FOURTH QUARTER EVENTS

 1995 restructuring charge

  In the fourth quarter of 1995, the Company recorded a pretax charge of $717.6 million, $581.9 million after tax, or $3.39 per fully diluted common share. The charge included (a) $436.6 million for work force reductions of approximately 7,900 people including severance, notice pay, medical and other benefits, (b) $218.6 million for consolidation of office facilities and manufacturing capacity, and (c) $62.4 million associated with product and program discontinuances.

  Cash expenditures related to the restructuring in 1996 and 1997 will approximate $400.0 million and $150.0 million, respectively. Personnel reductions in the U.S. will account for approximately 61% of the work force related accrual and such actions in Europe will represent 32% with the balance of 7% in Americas/Pacific business units. Actual costs incurred are charged to the accrued liability when the actions are taken.

 1995 fourth quarter events

  In the fourth quarter of 1995, the Company recorded a charge (in cost of services) for contract losses of $129.0 million ($88.6 million after tax), or $.51 per primary and fully diluted share, primarily related to a few large multi-year, fixed-price systems integration contracts. Included in the charge is $65.5 million, due to developments with respect to contract terminations.

 1994 restructuring charge

  In the fourth quarter of 1994, the Company recorded a pretax charge of $186.2 million, $133.1 million after tax, or $.78 per fully diluted common share. The charge was related to involuntary employee termination benefits including severance, notice pay, medical and other benefits for approximately 4,600 people and was taken to reduce the Company's cost structure.

  Cash expenditures in 1994 and 1995 relating to this restructuring charge were $6.3 million for 825 terminations and $133.0 million for 3,565 terminations, respectively. Approximately $36.0 million is expected to be expended in 1996 for salary continuation payments and to terminate approximately 160 people.

                              UNISYS CORPORATION

 Summary

  The 1995 charges for restructuring and loss contracts and the 1994 restructuring charge were recorded in the following statement of income classifications:

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                              (MILLIONS)
   Cost of sales....................................... $     111.5 $      30.3
   Cost of services....................................       294.4        17.5
   Cost of equipment maintenance.......................        92.8        61.8
   Selling, general and administrative expenses........       305.2        47.7
   Research and development expenses...................        42.7        27.9
   Other income, net...................................                     1.0
                                                        ----------- -----------
     Total............................................. $     846.6 $     186.2
                                                        =========== ===========

NOTE 3 DISCONTINUED OPERATIONS

  During the year ended December 31, 1995, the Company sold its defense business for cash of $862 million. The net results of the defense operations for all periods presented are reported separately in the Consolidated Statement of Income as "income from discontinued operations." Prior period financial statements have been restated to report the defense business as a discontinued operation.

  The following is a summary of the results of operations of the Company's defense business:

                                                       YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1995     1994     1993
                                                      ------  -------- --------
                                                             (MILLIONS)
   Revenue..........................................  $258.1* $1,421.5 $1,761.7
                                                      ======  ======== ========
   Income from operations (net of taxes: 1995, $6.5;
    1994, $42.5; 1993, $57.2).......................  $ 12.5* $   96.1 $   75.3
   Loss on sale, net of taxes of $98.2..............    (9.8)
                                                      ------  -------- --------
   Income from discontinued operations..............  $  2.7  $   96.1 $   75.3
                                                      ======  ======== ========

- --------
* Reflects results for the period January 1 through March 31, 1995.

  The net assets of discontinued operations were as follows:

                                                               DECEMBER 31, 1994
                                                               -----------------
                                                                  (MILLIONS)
   Current assets.............................................      $ 266.7
   Current liabilities........................................       (123.8)
   Property, plant and equipment, net.........................        203.7
   Cost in excess of net assets acquired......................        144.5
   Other, net.................................................         35.4
                                                                    -------
     Total....................................................      $ 526.5
                                                                    =======

                              UNISYS CORPORATION

NOTE 4 ACCOUNTING CHANGES AND EXTRAORDINARY ITEMS

  In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation." SFAS 123, which is required to be adopted by January 1, 1996, establishes financial accounting and reporting standards for stock-based employee compensation plans, and establishes accounting standards for issuance of equity instruments to acquire goods and services from non-employees.

  In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121, which is required to be adopted by January 1, 1996, establishes accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

  The Company does not expect that adoption of SFAS 121 and 123 will have a material effect on its consolidated financial position, consolidated statement of income, or liquidity.

  In 1994, the Company recorded an extraordinary charge for the repurchases of debt of $7.7 million, net of $5.1 million of income tax benefits, or $.04 per fully diluted common share.

  Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS 109, "Accounting for Income Taxes." The adoption of SFAS 106 decreased net income $194.8 million, net of $124.5 million of income tax benefits, or $.79 per fully diluted common share, and the adoption of SFAS 109 increased net income by $425.0 million, or $1.73 per fully diluted common share. For further discussion of SFAS 106 and 109, see notes 15 and 7, respectively.

  In 1993, the Company settled certain lawsuits in connection with its sale of the Sperry Aerospace Group in December 1986 to Honeywell, Inc. The Aerospace Group was part of Sperry Corporation, which was acquired by the Company in September 1986 in the largest acquisition at the time in the computer industry. The lawsuits alleged violations of securities laws and fraudulent and negligent misrepresentations of interim financial statements of the Sperry Aerospace Group as of and for the six months ended September 30, 1986 prepared in connection with the sale. The sale of the Aerospace Group as a non-strategic business was part of the financing strategy for the acquisition of Sperry Corporation and was carried out very shortly after the completion of this acquisition. The Aerospace Group operations were never reported in the financial results of the Company. The settlement of litigation arising out of the sale, therefore, was unrelated to the ordinary activities of the Company. Accordingly, the Company reported this litigation settlement as an extraordinary charge of $26.4 million, net of $16.8 million of income tax benefits, or $.11 per fully diluted common share.

NOTE 5 CURRENT AND LONG-TERM RECEIVABLES, NET

  Current and long-term receivables, net comprise the following:

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
                                                                  (MILLIONS)
   Accounts receivable, net.................................... $ 975.1 $ 907.1
   Sales-type leases, net......................................    50.7    83.9
   Installment accounts, net...................................    29.2    25.6
                                                                ------- -------
     Total, net................................................ 1,055.0 1,016.6
   Less--Current receivables, net..............................   996.3   945.1
                                                                ------- -------
   Long-term receivables, net.................................. $  58.7 $  71.5
                                                                ======= =======

                              UNISYS CORPORATION

  At December 31, 1995 and 1994, the Company had sold accounts receivable of $393.0 and $359.0 million, respectively. Recourse amounts associated with these sales are expected to be minimal. Adequate reserves are in place to cover potential losses. On an ongoing basis, the Company sells accounts receivable to Unisys Receivables, Inc., a wholly owned subsidiary, which then sells such receivables to a master trust. Amounts sold under this arrangement, which are included in the above accounts receivable sold, were $152.5 and $125.0 million at December 31, 1995 and 1994, respectively.

NOTE 6 INVENTORIES

  Inventories comprise the following:

                                                                   DECEMBER 31
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
   Finished equipment and supplies............................... $358.6 $355.0
   Work in process and raw materials.............................  315.3  281.3
                                                                  ------ ------
     Total inventories........................................... $673.9 $636.3
                                                                  ====== ======

  At December 31, 1995 and 1994, inventories included $120.0 and $94.2 million, respectively, of costs related to long-term contracts.

NOTE 7 ESTIMATED INCOME TAXES

                                                     YEAR ENDED DECEMBER 31
                                                     ------------------------
                                                      1995     1994    1993
                                                     -------  ------  -------
                                                           (MILLIONS)
   Income (loss) from continuing operations before
    income taxes
     United States.................................. $(482.7) $(75.2) $ 265.8
     Foreign........................................  (298.4)   89.8    105.1
                                                     -------  ------  -------
   Total income (loss) from continuing operations
    before income taxes............................. $(781.1) $ 14.6  $ 370.9
                                                     =======  ======  =======
   Estimated income taxes (benefit)
     Current
       United States................................ $ (83.6) $ (6.0) $ (40.4)
       Foreign......................................    60.5    87.7    (55.2)
       State and local..............................    (5.7)  (18.6)   (17.8)
                                                     -------  ------  -------
       Total........................................   (28.8)   63.1   (113.4)
                                                     -------  ------  -------
     Deferred
       United States................................  (140.4)  (32.8)   127.8
       Foreign......................................    15.4   (27.8)    57.2
       State and local..............................                     13.0
                                                     -------  ------  -------
       Total........................................  (125.0)  (60.6)   198.0
                                                     -------  ------  -------
   Total estimated income taxes (benefit)........... $(153.8) $  2.5  $  84.6
                                                     =======  ======  =======

                              UNISYS CORPORATION

  Reconciliation of estimated income taxes at United States statutory tax rate to estimated income taxes as reported follows:

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                      1995     1994     1993
                                                    --------  -------  -------
                                                           (MILLIONS)
   United States statutory income tax (benefit)...  $ (273.4) $   5.1  $ 129.8
   Difference in estimated income taxes on foreign
    earnings, losses and remittances..............     192.8     30.3    (17.2)
   State taxes....................................      (3.6)   (12.1)    (3.1)
   Tax refund claims, audit issues, and other mat-
    ters..........................................     (85.4)   (32.8)   (10.3)
   Amortization of cost in excess of net assets
    acquired......................................      12.6     12.6     12.6
   Change in tax rates............................                       (19.4)
   Other..........................................       3.2      (.6)    (7.8)
                                                    --------  -------  -------
   Estimated income taxes (benefit)...............  $ (153.8) $   2.5  $  84.6
                                                    ========  =======  =======

  The Company adopted SFAS 109 effective January 1, 1993. Under the provisions of SFAS 109, deferred tax assets and liabilities are recognized using enacted tax rates and reflect the effect of "temporary differences" between the recorded amounts of assets and liabilities for financial reporting purposes and the tax basis of such assets and liabilities.

  The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 1995 and 1994 were as follows:

                                                                DECEMBER 31
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
                                                                (MILLIONS)
   Deferred tax assets:
     Tax loss carryforwards................................. $  532.8  $  470.7
     Foreign tax credit carryforwards.......................    316.8     287.4
     Other tax credit carryforwards.........................     77.8      81.2
     Capitalized research and development...................    114.2     134.6
     Depreciation...........................................     60.7     113.7
     Postretirement benefits................................     85.3     101.6
     Employee benefits......................................     81.6      81.4
     Restructuring..........................................    286.1      82.3
     Other..................................................    331.0     255.2
                                                             --------  --------
                                                              1,886.3   1,608.1
   Valuation allowance......................................   (498.5)   (326.8)
                                                             --------  --------
       Total deferred tax assets............................ $1,387.8  $1,281.3
                                                             ========  ========
   Deferred tax liabilities:
     Pensions............................................... $  317.5  $  284.1
     Other..................................................    112.1     163.9
                                                             --------  --------
       Total deferred tax liabilities....................... $  429.6  $  448.0
                                                             ========  ========

                              UNISYS CORPORATION

  SFAS 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. During 1995, the net increase in the valuation allowance was $171.7 million.

  Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated $660 million at December 31, 1995. Such earnings are expected to be reinvested indefinitely. Determination of the amount of unrecognized deferred tax liability with respect to such earnings is not practicable. The additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid. While there are no specific plans to distribute the undistributed earnings in the immediate future, where economically appropriate to do so, such earnings may be remitted.

  Cash paid during 1995, 1994, and 1993 for income taxes was $132.2, $87.6, and $118.1 million, respectively.

  At December 31, 1995, the Company has U.S. federal and state and local tax loss carryforwards and foreign tax loss carryforwards for certain foreign subsidiaries, the tax effect of which is approximately $532.8 million. These carryforwards will expire as follows (in millions): 1996, $10.6; 1997, $12.2; 1998, $9.3; 1999, $16.5; 2000, $16.0; and $468.2 thereafter. The Company also has available tax credit carryforwards of approximately $394.6 million, which will expire as follows (in millions): 1996, $2.6; 1997, $2.1; 1998, $114.6;
1999, $132.0; 2000, $96.1; and $47.2 thereafter.

  The Company's net deferred tax assets include substantial amounts of net operating loss and tax credit carryforwards. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets. In recent years, the information management business has undergone dramatic changes and there can be no assurance that in the future there would not be increased competition or other factors which may result in a decline in sales or margins, loss of market share, or technological obsolescence.

  In 1995, the Internal Revenue Service completed its audit of Sperry Corporation for the years ended March 31, 1985 and 1986 and for the short period ended September 16, 1986. The Company is currently contesting issues in connection with Sperry Corporation for the years ended March 31, 1978 through September 16, 1986. The audit of Convergent, Inc. is currently in the process of being finalized for the years 1985-1988. In management's opinion, adequate provisions for income taxes have been made for all years.

NOTE 8 PROPERTIES AND RENTAL EQUIPMENT

  Properties and rental equipment comprise the following:

                                                                 DECEMBER 31
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                                 (MILLIONS)
   Land...................................................... $   26.8 $   27.2
   Buildings.................................................    239.8    248.7
   Machinery and equipment...................................  1,312.6  1,313.2
   Tools and test equipment..................................    159.8    204.3
   Unamortized leasehold improvements........................     52.7     48.8
   Construction in progress..................................     29.9     28.6
   Rental equipment..........................................    266.8    339.1
                                                              -------- --------
     Total properties and rental equipment................... $2,088.4 $2,209.9
                                                              ======== ========

                              UNISYS CORPORATION

NOTE 9 LONG-TERM DEBT

  Long-term debt comprises:

                                                                 DECEMBER 31
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                                 (MILLIONS)
   10 5/8% senior notes due 1999............................. $  330.1 $  330.1
   8 1/4% convertible subordinated notes due 2000............    345.0    345.0
   9 3/4% senior notes due 1996..............................    238.1    238.1
   Credit sensitive notes due 1997...........................    291.8    291.8
   9 3/4% senior sinking fund debentures due 2016............    190.0    190.0
   9 1/2% notes due 1998.....................................    197.5    197.5
   8 7/8% notes due 1997.....................................    135.0    135.0
   Japanese yen, 5.52% due 1996..............................    100.3    100.3
   11 3/8% subordinated notes................................              50.0
   6 3/4% bonds..............................................              17.1
   Other.....................................................     49.0     40.4
                                                              -------- --------
     Total...................................................  1,876.8  1,935.3
   Less--Current maturities..................................    343.5     71.2
                                                              -------- --------
     Total long-term debt.................................... $1,533.3 $1,864.1
                                                              ======== ========

  Total long-term debt maturities in 1996, 1997, 1998, 1999, and 2000 are $343.5, $431.8, $211.0, $343.7, and $360.7 million, respectively.

  Cash paid during 1995, 1994 and 1993 for interest was $201.3, $208.9, and $256.7, million, respectively.

  The Company has a $325 million revolving credit agreement with a syndicate of banks that expires on May 31, 1996. This agreement provides for short-term borrowings and up to $100 million of letters of credit. The terms of the agreement include a minimum net worth requirement, an interest coverage ratio, and a limitation on the payment of dividends, payment of debt and amount of outstanding debt. In September and December of 1995, the bank syndicate waived compliance with those covenants that were impacted by results of operations in the respective quarters. Borrowings under the facility are now subject to approval by the bank group. The Company has never utilized the facility and does not expect to do so.

  The Company pays commitment fees on the unused amount of the revolving credit agreement; there are no compensating balance requirements. Revolving credit borrowings, at the Company's option, are at the agent bank's base rate or the London Interbank Offered Rate, plus a margin depending on the Company's debt rating on its outstanding senior unsecured long-term debt securities. Commissions for letters of credit also vary depending on such debt rating. In addition, international subsidiaries maintain short-term credit arrangements with banks in accordance with local customary practice.

                              UNISYS CORPORATION

NOTE 10 OTHER ACCRUED LIABILITIES

  Other accrued liabilities comprise the following:

                                                                 DECEMBER 31
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                                 (MILLIONS)
   Payrolls and commissions.................................. $  328.4 $  287.5
   Customers' deposit and prepayments........................    507.3    430.2
   Taxes other than income taxes.............................    172.4    157.5
   Restructuring*............................................    503.7    209.3
   Other.....................................................    165.6     39.1
                                                              -------- --------
     Total other accrued liabilities......................... $1,677.4 $1,123.6
                                                              ======== ========

- --------
* At December 31, 1995, an additional $230.6 million was reported in other liabilities on the consolidated balance sheet.

NOTE 11 LEASES

  Rental expense, less income from subleases, for 1995, 1994, and 1993 was $195.8, $195.1, and $211.8 million, respectively.

  Minimum net rental commitments under noncancelable operating leases outstanding at December 31, 1995, substantially all of which relate to real properties, were as follows: 1996, $170.2 million; 1997, $140.6 million; 1998, $116.1 million; 1999, $89.9 million; 2000, $71.8 million; and thereafter, $457.2 million. Such rental commitments have been reduced by minimum sublease rentals of $114.5 million due in the future under noncancelable subleases.

NOTE 12 LITIGATION

  There are various lawsuits, claims, and proceedings that have been brought or asserted against the Company. Although the ultimate results of these lawsuits, claims, and proceedings are not presently determinable, management does not expect that these matters will have a material adverse effect on the Company's consolidated financial position, consolidated statement of income, or liquidity.

NOTE 13 FINANCIAL INSTRUMENTS

  The Company uses derivative financial instruments to reduce its exposure to market risks from changes in foreign exchange rates and interest rates. The Company does not hold or issue financial instruments for speculative trading purposes. The derivative instruments used are foreign exchange forward contracts and options, and interest rate and foreign currency swap agreements. These derivatives, which are over-the-counter instruments, are non-leveraged and involve little complexity.

  The Company monitors and controls its risks in the derivative transactions referred to above by periodically assessing the cost of replacing, at market rates, those contracts in the event of default by the counterparty. The Company believes such risk to be remote. In addition, before entering into derivative contracts, and periodically during the life of the contract, the Company reviews the counterparties' financial condition.

  Due to its foreign operations, the Company is exposed to the effects of foreign exchange rate fluctuations on the U.S. dollar. Foreign exchange forward contracts and options generally having maturities of less than nine

                              UNISYS CORPORATION
months are entered into for the sole purpose of hedging long-term investments in foreign subsidiaries and certain transactional exposures.

  The cost of foreign currency options is recorded in prepaid expenses in the consolidated balance sheet. At December 31, 1995, such prepaid expense was $6.1 million. When the U.S. dollar strengthens against foreign currencies, the decline in value of the underlying exposures is partially offset by gains in the value of purchased currency options designated as hedges. When the U.S. dollar weakens, the increase in the value of the underlying exposures is reduced only by the premium paid to purchase the options. The cost of options and any gains thereon are reported in income when the related transactions being hedged (generally within twelve months) are recognized.

  The Company also enters into foreign exchange forward contracts. Gains and losses on such contracts, which hedge transactional exposures, are deferred and included in current liabilities until the corresponding transaction is recognized. At December 31, 1995, the Company had a total of $370.9 million (of notional value) of foreign exchange forward contracts, $176.1 million to sell foreign currencies and $194.8 million to buy foreign currencies. At December 31, 1994, the Company had a total of $1,483.7 million of such contracts, $811.2 million to sell foreign currencies and $672.5 million to buy foreign currencies. At December 31, 1995, a realized net gain of approximately $24.7 million was deferred and included in current liabilities on such contracts. Gains or losses on foreign exchange forward contracts that hedge foreign currency transactions are reported in income when the related transactions being hedged (generally within twelve months) are recognized. Gains or losses on those contracts that hedge long-term investments in foreign subsidiaries are reported in a separate component of stockholders' equity for translation adjustments.

  The Company uses interest rate swap agreements to effectively convert variable rate obligations to a fixed-rate basis, and uses foreign currency swaps to effectively convert foreign currency denominated debt to U.S. dollar denominated debt in order to reduce the impact of interest rate and foreign currency rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in current liabilities or current receivables. At December 31, 1995, the weighted average fixed rate paid by the Company was 8.9%. The fair values of the swap agreements are not recognized in the financial statements. At December 31, 1995, the Company had one interest rate swap contract with a total notional value of $50.2 million which expires in 1996, and one foreign currency swap for $50.1 million expiring in 1996. During the three years ended December 31, 1995, there were no terminations of swap contracts. Accordingly, there were no deferred gains or losses related to such swaps as of December 31, 1995.

                              UNISYS CORPORATION

  Financial instruments comprise the following:

                                                               DECEMBER 31
                                                           --------------------
                                                             1995       1994
                                                           ---------  ---------
                                                               (MILLIONS)
   Outstanding:
     Long-term debt....................................... $ 1,876.8  $ 1,935.3
     Foreign exchange forward contracts*..................     370.9    1,483.7
     Foreign exchange options*............................     256.8      373.9
     Interest rate swaps*.................................      50.2       63.8
     Foreign currency swaps*..............................      50.1       50.1
                                                           ---------  ---------
   Estimated fair value:
     Long-term debt.......................................   1,715.8    1,935.6
     Foreign exchange forward contracts...................     369.3    1,484.1
     Foreign exchange options.............................       3.8        4.8
     Interest rate swaps..................................      (1.0)       (.9)
     Foreign currency swaps...............................      18.6       22.1
                                                           ---------  ---------

- --------
* notional value

  Financial instruments also include temporary cash investments and customer accounts receivable. Temporary investments are placed with creditworthy financial institutions, primarily in over-securitized treasury repurchase agreements, Euro-time deposits or commercial paper of major corporations. The Company's cash equivalents are classified as available-for-sale and at December 31, 1995 principally have maturities of less than one month. Due to the short maturities of these instruments, they are carried on the balance sheet at cost plus accrued interest, which approximates market value. Realized gains or losses during 1995, as well as unrealized gains or losses at December 31, 1995, were immaterial. Receivables are due from a large number of customers which are dispersed worldwide across many industries. At December 31, 1995 and 1994, the company had no significant concentrations of credit risk.

  For foreign currency contracts and options, no impact on financial position or results of operations would result from a change in the level of the underlying rate, price or index. All of the Company's foreign currency contracts and options are hedges against specific exposures and have been accounted for as such. Therefore, a change in the derivative's value would be offset with an equal but opposite change in the hedged item.

  The carrying amount of cash, cash equivalents, and marketable securities approximates fair value because of the short maturity of these instruments. The fair value of the Company's long-term debt was based on the quoted market prices for publicly traded issues. For debt that is not publicly traded, the fair value was estimated based on current yields to maturity for the Company's publicly traded debt with similar maturities. In estimating the fair value of its derivative positions, the Company utilizes quoted market prices, if available, or quotes obtained from outside sources.

NOTE 14 BUSINESS SEGMENT INFORMATION

  The Company operates primarily in one business segment--information management. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. The Company's principal products and services include enterprise systems and servers, departmental servers and desktop systems, software, information services and systems integration, and equipment maintenance. These products and services are marketed throughout the world to commercial businesses and governments. The Company's worldwide operations are structured to achieve consolidated objectives. As a result, significant interdependencies and overlaps exist among the Company's operating units. Accordingly, the revenue, operating profit and identifiable

                              UNISYS CORPORATION
assets shown for each geographic area may not be indicative of the amounts which would have been reported if the operating units were independent of one another.

  Sales and transfers between geographic areas are generally priced to recover cost plus an appropriate mark-up for profit. Operating profit is revenue less related costs and direct and allocated operating expenses, excluding interest and the unallocated portion of corporate expenses. Corporate assets are those assets maintained for general purposes, principally cash and cash equivalents, marketable securities, costs in excess of net assets acquired, prepaid pension assets, deferred taxes, investments at equity, net assets of discontinued operations and corporate facilities.

  No single customer accounts for more than 10% of revenue. Revenue from various agencies of the U.S. Government approximated $530, $476, and $797 million in 1995, 1994, and 1993, respectively.

  A summary of the Company's operations by geographic area is presented below:

                                                  1995      1994      1993
                                                --------  --------  ---------
                                                        (MILLIONS)
   United States
     Customer revenue.......................... $2,405.5  $2,389.1  $ 2,513.7
     Affiliate revenue.........................    721.6     695.6      944.1
                                                --------  --------  ---------
       Total................................... $3,127.1  $3,084.7  $ 3,457.8
                                                --------  --------  ---------
     Operating profit (loss)................... $ (306.9) $   33.3  $   352.2
     Identifiable assets.......................  1,368.5   1,247.8    1,378.6
                                                --------  --------  ---------
   Europe and Africa
     Customer revenue.......................... $2,090.3  $1,935.4  $ 1,921.2
     Affiliate revenue.........................     28.8      47.2      107.5
                                                --------  --------  ---------
       Total................................... $2,119.1  $1,982.6  $ 2,028.7
                                                --------  --------  ---------
     Operating (loss).......................... $ (505.0) $  (82.5) $  (165.0)
     Identifiable assets.......................    827.8     758.2      702.4
                                                --------  --------  ---------
   Americas/Pacific
     Customer revenue.......................... $1,706.5  $1,653.7  $ 1,545.9
     Affiliate revenue.........................    138.7     177.7      167.9
                                                --------  --------  ---------
       Total................................... $1,845.2  $1,831.4  $ 1,713.8
                                                --------  --------  ---------
     Operating profit.......................... $  408.0  $  392.6  $   465.9
     Identifiable assets.......................    496.1     628.1      578.9
                                                --------  --------  ---------
   Adjustments and eliminations
     Affiliate revenue......................... $ (889.1) $ (920.5) $(1,219.5)
     Operating profit..........................     21.5      18.4       17.1
     Identifiable assets.......................    (23.9)    (50.7)     (66.6)
                                                --------  --------  ---------
   Consolidated
     Revenue................................... $6,202.3  $5,978.2  $ 5,980.8
                                                --------  --------  ---------
     Operating profit (loss)................... $ (382.4) $  361.8  $   670.2
     General corporate expenses................   (196.6)   (143.5)     (57.6)
     Interest expense..........................   (202.1)   (203.7)    (241.7)
                                                --------  --------  ---------
     Income (loss) from continuing operations
      before income taxes...................... $ (781.1) $   14.6  $   370.9
                                                ========  ========  =========
     Identifiable assets....................... $2,668.5  $2,583.4  $ 2,593.3
     Corporate assets..........................  4,444.7   4,610.0    4,756.1
                                                --------  --------  ---------
       Total assets............................ $7,113.2  $7,193.4  $ 7,349.4
                                                ========  ========  =========

                              UNISYS CORPORATION

NOTE 15 EMPLOYEE PLANS

 Retirement benefits

  Defined benefit retirement income plans cover the majority of domestic employees and certain employees in countries outside the United States. In the United States, the Company has retirement plans under which funds are deposited with a trustee. Major subsidiaries outside the United States provide for employee pensions in accordance with local requirements and customary practices, and several maintain funded defined benefit plans.

  For plans covered by the Employee Retirement Income Security Act ("ERISA"), the Company's funding policy is to fund in accordance with ERISA funding standards. The various benefit formulas and the funding methods used in the international plans are in accordance with local requirements. Plan assets generally are invested in common stocks, fixed-income securities, insurance contracts, and real estate. At December 31, 1995, the assets of the Company's U.S. pension plans included approximately 1.8 million shares of the Company's common stock valued at approximately $9.7 million.

  Net curtailment gains of $14.9, $8.3, and $7.4 million have been recognized in 1995, 1994, and 1993, respectively.

 Stock plans

  Under plans approved by the stockholders, stock options, stock appreciation rights, restricted stock and performance units may be granted to officers and other key employees.

  Options have been granted to purchase the Company's common stock at 100% of the fair market value at the date of grant. Options have a maximum duration of ten years and become exercisable in annual installments over a two, three or four year period following date of grant.

 Other postretirement benefits

  The Company provides certain health care benefits for U.S. employees who retired or terminated after qualifying for such benefits. Most international employees are covered by government-sponsored programs and the cost to the Company is not significant. The Company expects to fund its share of such benefit costs principally on a pay-as-you-go-basis.

  The Company adopted SFAS 106 effective January 1, 1993. SFAS 106 required the Company to change from the cash basis of accounting for such benefits by requiring the accrual, during the years that the employee renders services, of the estimated cost of providing such benefits.

  In 1992, the Company announced changes to its post-retirement benefit plans, effective January 1, 1993, whereby the Company's current subsidy would be phased out, ending as of January 1, 1996. Several lawsuits have been brought by plan participants challenging the announced changes to the plans, and the Company is defending them vigorously. In 1994, several of these lawsuits were resolved which resulted in the Company recognizing income of $13.8 million ($8.0 million amortization of prior service benefit and $5.8 million settlement).

                              UNISYS CORPORATION

  Net periodic postretirement benefit cost for 1995, 1994 and 1993 includes the following components:

                                                      YEAR ENDED DECEMBER 31
                                                      ------------------------
                                                       1995    1994     1993
                                                      ------- -------  -------
                                                            (MILLIONS)
   Service cost--benefits earned during the period..  $   .1  $   1.0  $   1.2
   Interest cost on accumulated postretirement bene-
    fit obligation..................................    17.6     22.1     26.1
   Amortization of prior service benefit............    (8.5)    (8.0)
   Net amortization and deferral....................     3.6     (2.5)      .5
   Return on plan assets............................    (4.2)      .5     (3.3)
                                                      ------  -------  -------
   Net periodic postretirement benefit cost.........  $  8.6  $  13.1  $  24.5
                                                      ======  =======  =======

  The status of the plan and amounts recognized in the Company's consolidated balance sheet at December 31, 1995 and 1994 were as follows:

                                                     YEAR ENDED DECEMBER 31
                                                     ------------------------
                                                        1995         1994
                                                     -----------  -----------
                                                           (MILLIONS)
   Actuarial present value of accumulated
    postretirement benefit obligation:
     Retirees....................................... $     223.4  $     240.2
     Fully eligible active plan participants........                     14.9
     Other active plan participants.................                     12.3
                                                     -----------  -----------
                                                           223.4        267.4
   Less plan assets at fair value...................       (27.3)       (26.5)
                                                     -----------  -----------
   Accrued postretirement benefit liability in
    excess of plan assets...........................       196.1        240.9
   Unrecognized net loss............................        (8.3)       (27.9)
   Unrecognized prior service benefit...............        30.9         39.2
                                                     -----------  -----------
   Accrued postretirement benefit obligation
    recognized in the consolidated balance sheet.... $     218.7  $     252.2
                                                     ===========  ===========

  As of December 31, 1995, the entire liability was classified as long-term.

  The assumed rate of return on plan assets, which are principally invested in fixed-income securities, was 8% in 1995 and 1994, respectively, and the weighted average discount rate used to measure the accumulated postretirement benefit obligation was 7.5% at December 31, 1995 and 8.75% at December 31, 1994. The assumed health care cost trend rate used in measuring the expected cost of benefits covered by the plan was 9.5% for 1996, gradually declining to 6% in 2006 and thereafter. A one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1995 by $11.3 million and increase the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by $1.0 million.

                               UNISYS CORPORATION

 Retirement benefits

  The plans' funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 1995 and 1994 were as follows:

                             ASSETS EXCEED ACCUMULATED BENEFITS      ACCUMULATED BENEFITS EXCEED ASSETS
                             --------------------------------------- --------------------------------------
                                 U.S. PLANS          INT'L PLANS        U.S. PLANS          INT'L PLANS
                             --------------------  ----------------- ------------------  ------------------
                               1995       1994      1995     1994      1995      1994      1995      1994
                             ---------  ---------  -------- -------- --------  --------  --------  --------
                                                           (MILLIONS)
   Actuarial present value
    of benefit obligations:
    Vested benefit
     obligation............  $ 3,165.4  $ 2,702.4  $ 631.3  $ 519.7  $   49.8  $   40.5  $   31.8  $   44.9
                             ---------  ---------  -------  -------  --------  --------  --------  --------
    Acumulated benefit
     obligation............   $3,226.7  $ 2,773.2  $ 642.9  $ 536.0  $   51.0  $   42.1  $   50.2  $   67.6
                             ---------  ---------  -------  -------  --------  --------  --------  --------
    Projected benefit
     obligation............  $ 3,254.2  $ 2,798.3  $ 674.7  $ 603.8  $   53.4  $   45.1  $   58.4  $   75.7
   Plan assets at fair
    value..................    3,390.8    2,961.1    784.1    652.8                          27.0      42.5
                             ---------  ---------  -------  -------  --------  --------  --------  --------
   Projected benefit
    obligation less than
    (in excess of) plan
    assets.................      136.6      162.8    109.4     49.0     (53.4)    (45.1)    (31.4)    (33.2)
   Unrecognized net loss
    (gain).................      580.0      507.6     (3.9)    37.9      12.4       4.2        .7       7.7
   Unrecognized prior
    service (benefit)
    cost...................      (65.8)     (86.7)     4.2      4.7       2.2       2.2       1.2       2.0
   Unrecognized net (asset)
    obligation at date of
    adoption...............        (.4)       (.4)    (4.3)    (1.8)      4.0       4.8       4.7       3.5
                             ---------  ---------  -------  -------  --------  --------  --------  --------
   Prepaid pension cost
    (pension liability)
    recognized in the
    consolidated balance
    sheet..................  $   650.4  $   583.3  $ 105.4  $  89.8  $  (34.8) $  (33.9) $  (24.8) $  (20.0)
                             =========  =========  =======  =======  ========  ========  ========  ========

  Net periodic pension cost for 1995, 1994, and 1993 includes the following components:

                                  U.S. PLANS            INTERNATIONAL PLANS
                            -------------------------  -----------------------
                             1995     1994     1993     1995    1994    1993
                            -------  -------  -------  ------  ------  -------
                                             (MILLIONS)
   Service cost--benefits
    earned during the
    period................. $  33.8  $  44.1  $  43.2  $ 22.9  $ 22.2  $  18.4
   Interest cost on
    projected benefit
    obligation.............   245.2    231.5    229.9    49.5    42.7     42.3
   Return on assets........  (684.1)     5.6   (343.1)  (85.6)   33.8   (116.1)
   Net amortization and
    deferral...............   355.2   (293.7)    42.7    25.3   (86.8)    58.2
                            -------  -------  -------  ------  ------  -------
   Net periodic pension
    (income) cost.......... $ (49.9) $ (12.5) $ (27.3) $ 12.1  $ 11.9  $   2.8
                            =======  =======  =======  ======  ======  =======

  The assumptions used to determine the above data were as follows:

   Discount rate.......................   7.50%  8.75%  7.38% 7.23% 7.48% 6.93%
   Rate of increase in compensation
    levels.............................   5.40%  5.40%  5.13% 4.08% 4.43% 4.27%
   Expected long-term rate of return on
    assets.............................  10.00% 10.00% 10.00% 8.37% 8.40% 9.15%

                               UNISYS CORPORATION

STOCK PLANS

  A summary of the changes in shares under option for all plans follows:

                                           YEAR ENDED DECEMBER 31
                                -----------------------------------------------
                                         1995                    1994
                                ----------------------- -----------------------
                                 SHARES    PRICE RANGE   SHARES    PRICE RANGE
                                --------  ------------- --------  -------------
                                            (SHARES IN THOUSANDS)
   Outstanding at beginning of
    year......................  17,473.5  $3 3/4-44 1/2 15,402.2  $3 3/4-44 1/2
   Granted....................   4,331.5  $5 5/8-11 1/4  4,499.2  $8 5/8-14 3/8
   Exercised..................    (471.3) $ 3 3/4-9 7/8   (654.0) $3 3/4-14 7/8
   Canceled...................  (3,904.7)               (1,773.9)
                                --------  ------------- --------  -------------
   Outstanding at end of
    year......................  17,429.0  $4 1/8-44 1/2 17,473.5  $3 3/4-44 1/2
                                --------  ------------- --------  -------------
   Exercisable at end of
    year......................   9,996.7                 9,619.9
                                --------  ------------- --------  -------------
   Shares available for grant-
    ing options at end of
    year......................   4,480.2                 2,104.5
                                --------  ------------- --------  -------------

                              UNISYS CORPORATION

NOTE 16 STOCKHOLDERS' EQUITY

  Changes in stockholders' equity during the three years ended December 31, 1995 were as follows:

                                                                                     OTHER CAPITAL
                                                                             -------------------------------
                                                                  RETAINED                          PRINCI-
                                  PREFERRED STOCK                 EARNINGS                           PALLY
                            ---------------------------- COMMON (ACCUMULATED TREASURY  TRANSLATION  PAID-IN
                            SERIES A   SERIES B SERIES C STOCK    DEFICIT)    STOCK    ADJUSTMENTS  CAPITAL
                            ---------  -------- -------- ------ ------------ --------  ----------- ---------
                                                              (MILLIONS)
   Balance at December 31,
    1992................... $ 1,428.0   $ 50.0  $ 100.0  $ 1.6    $ (228.0)  $ (13.6)   $ (337.5)  $ 1,243.6
   Issuance of stock under
    stock option and other
    plans..................                                                     (1.7)                    7.1
   Contribution to pension
    plan...................                                 .1                                          89.2
   Net income..............                                          565.4
   Dividends...............                                         (177.6)
   Translation
    adjustments............                                                                (23.3)
   Other...................      (7.8)
                            ---------   ------  -------  -----    --------   -------    --------   ---------
   Balance at December 31,
    1993...................   1,420.2     50.0    100.0    1.7       159.8     (15.3)     (360.8)    1,339.9
   Issuance of stock under
    stock option and other
    plans..................                                                      (.7)                    3.6
   Net income..............                                          100.5
   Dividends...............                                         (214.6)
   Translation
    adjustments............                                                                 20.0
   Other...................        .1                                                                     .1
                            ---------   ------  -------  -----    --------   -------    --------   ---------
   Balance at December 31,
    1994...................   1,420.3     50.0    100.0    1.7        45.7     (16.0)     (340.8)    1,343.6
   Issuance of stock under
    stock option and other
    plans..................                                                      (.3)                    2.7
   Net income (loss).......                                         (624.6)
   Dividends...............                                         (123.7)
   Translation
    adjustments............                                                                  1.6
                            ---------   ------  -------  -----    --------   -------    --------   ---------
   Balance at December 31,
    1995................... $ 1,420.3   $ 50.0  $ 100.0  $ 1.7    $ (702.6)  $ (16.3)   $ (339.2)  $ 1,346.3
                            =========   ======  =======  =====    ========   =======    ========   =========

  The Company has 360,000,000 authorized shares of common stock, par value $.01 per share. The Company has 40,000,000 shares of authorized preferred stock, par value $1 per share, issuable in series.

  In 1993, the Company contributed seven million shares of its common stock, valued at $89.2 million, to its U.S. pension plan.

  The Company has authorization to issue up to 30,000,000 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock"), 10 shares of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") and 20 shares of Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock").

                              UNISYS CORPORATION

  Each share of Series A Preferred Stock (i) accrues quarterly cumulative dividends of $3.75 per share per annum, (ii) has a liquidation preference of $50.00 plus accrued and unpaid dividends, (iii) is convertible into 1.67 shares of the Company's common stock, subject to customary anti-dilution adjustments, and (iv) is redeemable at the option of the Company under certain circumstances and at varying prices. If, on the date used to determine stockholders of record for a meeting of stockholders at which directors are to be elected, preferred stock dividends are in arrears in an amount equal to at least six quarterly dividends, the number of members of the Board of Directors will be increased by two as of the date of such stockholders' meeting and the holders of shares of Series A Preferred Stock will be entitled to vote for and elect such two additional directors.

  Mitsui & Co., Ltd. ("Mitsui") owns $150 million of convertible preferred stock, which includes 10 shares of Series B Preferred Stock and 20 shares of Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock are convertible at the option of the holder into the Company's common stock at conversion prices of $20.00 and $21.00 per share, respectively, subject to customary anti-dilution adjustments. Both Series B Preferred Stock and Series C Preferred Stock (i) have a stated value of $5 million per share, (ii) accrue quarterly cumulative dividends based on such stated value at 8 7/8% per annum until June 28, 1995 and 9 1/2% per annum from June 28, 1995 to June 28, 1997, (iii) accrue dividends on the amount of any unpaid dividends, (iv) are redeemable at the option of the Company at a premium that is determined by reference to interest rates then in effect and the amount of time then remaining to June 28, 1997, and (v) are entitled to receive upon liquidation the stated value plus accrued and unpaid dividends. In the event that the Series B Preferred Stock and Series C Preferred Stock have not been previously redeemed by the Company or converted by the holder, the Company will be required to convert both series into the Company's common stock based on the then-current market price after June 28, 1996 (or after June 28, 1995 if so requested by Mitsui, the original holder of the Series B Preferred Stock and Series C Preferred Stock), or earlier under certain extraordinary circumstances, and conduct a managed sale program of the common stock. Such conversions and sales must, in general, be completed by June 28, 1997. To the extent that the proceeds received by Mitsui from such managed sale program are less than the stated value of the shares so converted, plus accrued and unpaid dividends and a present valued premium amount if such conversion takes place before June 28, 1997, the Company has agreed to issue additional shares of capital stock to Mitsui which will be sold in a manner approved by the Company until Mitsui receives proceeds equal to the sum of such amounts. Shares of Series B Preferred Stock and Series C Preferred Stock rank pari passu with each other and with Series A Preferred Stock, and the holders of Series A, B and C Preferred Stock have priority as to dividends over holders of the Company's common stock and other series or classes of the Company's stock that rank junior with regard to dividends. Each series of Cumulative Convertible Preferred Stock is non-voting except with respect to certain matters relating to the rights and preferences of such series. With respect to such matters, each of the Series B Preferred Stock and Series C Preferred Stock votes separately as a class. The Series A Preferred Stock also votes as a class on these matters, but its class includes the Series B Preferred Stock and Series C Preferred Stock, as well as any other series of preferred stock having equal rank as to dividends and liquidation rights.

  Each outstanding share of common stock has attached to it one preferred share purchase right. Each right entitles the registered holder to purchase for $75, under certain circumstances, one three-hundredth of a share of Junior Participating Preferred Stock, par value $1 per share. The rights become exercisable only if a person or group acquires 20% or more of the Company's common stock, or announces a tender or exchange offer for 30% or more of the common stock. If the Company is acquired (or survives in a reverse merger transaction) or 50% or more of its consolidated assets or earning power are sold, each right will entitle its holder to purchase a number of the acquiring company's common shares (or the Company's common shares) having a market value of $150. The Company will be entitled to redeem the rights at one and two-thirds cents per right prior to the earlier of the expiration of the rights, or the time that a 20% position has been acquired. Until the rights become exercisable, they have no dilutive effect on net income per common share.

                              UNISYS CORPORATION

  At December 31, 1995, 113.5 million shares of unissued common stock of the Company were reserved for the following: 57.2 million for convertible preferred stock, 33.7 million for the 8 1/4% convertible subordinated debentures and 22.6 million for stock options and stock purchase plans.

  Changes in issued shares during the three years ended December 31, 1995 were as follows:

                                 PREFERRED STOCK
                           -----------------------------   COMMON    TREASURY
                            SERIES A   SERIES B SERIES C    STOCK     STOCK
                           ----------  -------- -------- ----------- --------
Balance at December 31,
 1992..................... 28,559,598     10       20    162,604,036 (672,555)
Issuance of stock under
 stock option and other
 plans....................                                 1,566,568 (133,628)
Contribution to pension
 plan.....................                                 7,000,000
Other.....................   (155,159)                           423
                           ----------    ---      ---    ----------- --------
Balance at December 31,
 1993..................... 28,404,439     10       20    171,171,027 (806,183)
Issuance of stock under
 stock option and other
 plans....................                                   654,024  (58,861)
Other.....................        747                          2,298
                           ----------    ---      ---    ----------- --------
Balance at December 31,
 1994..................... 28,405,186     10       20    171,827,349 (865,044)
Issuance of stock under
 stock option and other
 plans....................                                   488,726  (27,965)
Other.....................        (37)                            60
                           ----------    ---      ---    ----------- --------
Balance at December 31,
 1995..................... 28,405,149     10       20    172,316,135 (893,009)
                           ==========    ===      ===    =========== ========

                              UNISYS CORPORATION

                    SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

                        QUARTERLY FINANCIAL INFORMATION

                           FIRST       SECOND      THIRD       FOURTH
                          QUARTER     QUARTER     QUARTER     QUARTER       YEAR
                          --------    --------    --------    --------    --------
                               (MILLIONS, EXCEPT PER SHARE DATA)
1995
Revenue.................  $1,407.1    $1,495.8    $1,460.7    $1,838.7    $6,202.3
Gross profit............     494.4       533.8       447.2       119.8     1,595.2
Income (loss) from con-
 tinuing operations be-
 fore income taxes......      48.4        60.6       (48.8)     (841.3)     (781.1)
Income (loss) from con-
 tinuing operations.....      32.1        39.8       (32.2)     (667.0)     (627.3)
Income (loss) from dis-
 continued operations...      12.5                                (9.8)        2.7
Net income (loss).......      44.6        39.8       (32.2)     (676.8)     (624.6)
Dividends on preferred
 shares.................      29.9        30.0        30.2        30.2       120.3
Earnings (loss) on com-
 mon shares.............      14.7         9.8       (62.4)     (707.0)     (744.9)
Earnings (loss) per com-
 mon share--primary and
 fully diluted
  Continuing opera-
   tions................       .02         .06        (.36)      (4.06)      (4.37)
  Discontinued opera-
   tions................       .07                                (.06)        .02
                          --------    --------    --------    --------    --------
    Total...............       .09         .06        (.36)      (4.12)      (4.35)
                          --------    --------    --------    --------    --------
Market price per common
 share--high............       10 1/8      11 3/4       11          8 5/8      11 3/4

      --low.............        8 1/2       9 1/8       7 5/8       5 1/2       5 1/2
1994
Revenue.................  $1,305.8    $1,441.5    $1,481.9    $1,749.0    $5,978.2
Gross profit............     513.2       548.1       549.3       552.2     2,162.8
Income (loss) from con-
 tinuing operations be-
 fore income taxes......      47.6        31.0        43.0      (107.0)       14.6
Income (loss) from con-
 tinuing operations be-
 fore extraordinary
 item...................      34.6        22.7        30.8       (76.0)       12.1
Income from discontinued
 operations.............      33.1        27.2        12.1        23.7        96.1
Net income (loss).......      60.0        49.9        42.9       (52.3)      100.5
Dividends on preferred
 shares.................      30.1        30.0        30.0        30.0       120.1
Earnings (loss) on com-
 mon shares.............      29.9        19.9        12.9       (82.3)      (19.6)
Earnings (loss) per com-
 mon share--primary
  Continuing opera-
   tions................       .02        (.04)        .01        (.62)       (.63)
  Discontinued opera-
   tions................       .19         .16         .07         .14         .56
  Extraordinary item....      (.04)                                           (.04)
                          --------    --------    --------    --------    --------
    Total...............       .17         .12         .08        (.48)       (.11)
                          --------    --------    --------    --------    --------
Earnings (loss) per com-
 mon share--fully di-
 luted
  Continuing opera-
   tions................       .05        (.01)        .02        (.62)       (.63)
  Discontinued opera-
   tions................       .16         .13         .06         .14         .56
  Extraordinary item....      (.04)                                           (.04)
                          --------    --------    --------    --------    --------
    Total...............       .17         .12         .08        (.48)       (.11)
                          --------    --------    --------    --------    --------
Market price per common
 share--high............       16 1/2      15 1/4      11 1/4      12 1/8      16 1/2
          --low.........       12 1/2       8 5/8       8 5/8       8 1/4       8 1/4

- --------
  In the fourth quarter of 1995, the Company recorded charges of $846.6 million, or $3.90 per fully diluted common share, and in the fourth quarter of 1994, the Company recorded a restructuring charge of $186.2 million, or $.78 per fully diluted common share. See Note 2 of the Notes to Consolidated Financial Statements.

  The individual quarterly per common share amounts may not total to the per common share amount for the full year because of accounting rules governing the computation of earnings per common share.

  Market prices per common share are as quoted on the New York Stock Exchange composite listing.

                              UNISYS CORPORATION

                 FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

                                 1995(1)   1994(1)     1993     1992   1991(1)
                                 --------  --------  -------- -------- --------
                                      (MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
Revenue........................  $6,202.3  $5,978.2  $5,980.8 $6,600.9 $6,791.1
Operating income (loss)........    (698.1)    154.4     572.4    573.5   (732.0)
Income (loss) from continuing
 operations before income
 taxes.........................    (781.1)     14.6     370.9    301.3 (1,425.6)
Income (loss) from continuing
 operations before
 extraordinary items and
 changes in accounting
 principles....................    (627.3)     12.1     286.3    166.3 (1,520.2)
Net income (loss)..............    (624.6)    100.5     565.4    361.2 (1,393.3)
Dividends on preferred shares..     120.3     120.1     121.6    122.1    121.2
Earnings (loss) on common
 shares........................    (744.9)    (19.6)    443.8    239.1 (1,514.5)
Earnings (loss) from continuing
 operations per common share
  Primary......................     (4.37)     (.63)     1.00      .27   (10.16)
  Fully diluted................     (4.37)     (.63)     1.17      .33   (10.16)
FINANCIAL POSITION
Working capital................  $   71.3  $1,015.7  $  681.0 $  513.3 $  384.3
Total assets...................   7,113.2   7,193.4   7,349.4  7,322.1  8,218.7
Long-term debt.................   1,533.3   1,864.1   2,025.0  2,172.8  2,694.6
Common stockholders'
 equity(2).....................     289.9   1,034.2   1,057.3    541.8    342.1
Common stockholders' equity per
 share.........................      1.69      6.05      6.21     3.35     2.12
OTHER DATA
Engineering, research and
 development...................  $  409.5  $  463.6  $  489.3 $  505.6 $  610.6
Capital additions of properties
 and rental equipment..........     195.0     208.2     173.5    227.0    222.7
Investment in marketable
 software......................     123.0     121.3     118.7    110.2    167.7
Depreciation...................     203.0     226.2     252.0    311.4    412.1
Amortization
  Marketable software..........     151.7     150.5     144.6    131.8    241.0
  Cost in excess of net assets
   acquired....................      40.9      36.9      36.7     36.8    246.6
Common shares outstanding
 (millions)....................     171.4     171.0     170.4    161.9    161.7
Stockholders of record
 (thousands)...................      41.5      45.3      47.8     51.7     54.6
Employees (thousands)..........      37.4      37.8      38.2     41.7     46.4

- --------
(1) Includes special pretax charges of $846.6 million, $186.2 million and $1,200.0 million for the years ended December 31, 1995, 1994, and 1991, respectively.
(2) After deduction of cumulative preferred dividends in arrears.

                              UNISYS CORPORATION

              REVENUE BY SIMILAR CLASSES OF PRODUCTS AND SERVICES

                                             YEAR ENDED DECEMBER 31
                                     ----------------------------------------
                                         1995          1994          1993
                                     ------------  ------------  ------------
                                                   (MILLIONS)
Enterprise systems and servers...... $1,118.4  18% $1,415.3  24% $1,648.4  28%
Departmental servers and desktop
 systems............................    795.3  13     749.6  12     750.3  12
Software............................    732.6  12     712.2  12     779.9  13
                                     -------- ---  -------- ---  -------- ---
  Total sales.......................  2,646.3  43   2,877.1  48   3,178.6  53
Information services and systems
 integration........................  2,198.1  35   1,759.4  30   1,358.2  23
Equipment maintenance...............  1,357.9  22   1,341.7  22   1,444.0  24
                                     -------- ---  -------- ---  -------- ---
  Total............................. $6,202.3 100% $5,978.2 100% $5,980.8 100%
                                     ======== ===  ======== ===  ======== ===

  Enterprise systems and servers comprise a complete line of small to large processors and related communications and peripheral products, such as printers, storage devices, and document handling processors and equipment. Departmental servers and desktop systems include UNIX servers, workstations, personal computers, and terminals. Software consists of application and systems software. Information services and systems integration includes systems integration, outsourcing services, application development, information planning, and education. Equipment maintenance results from charges for preventive maintenance, spare parts, and other repair activities.

  Individual products have been assigned to a specific class based on a variety of factors. Over time, reclassification of products may be necessary because of changing technology, company strategy, and market conditions. Such evolution from year to year must be kept in mind when using this table for trend analysis.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Information Incorporated by Reference....................................   2
Summary..................................................................   3
Risk Factors.............................................................   8
The Company..............................................................  10
Recent Developments......................................................  10
Use of Proceeds..........................................................  10
Capitalization...........................................................  11
Ratio of Earnings to Fixed Charges.......................................  11
Selected Financial Data..................................................  12
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  13
Business.................................................................  17
The Exchange Offer.......................................................  21
Description of Notes.....................................................  28
Plan of Distribution.....................................................  39
Description of Certain Federal Income Tax Consequences...................  40
Legal Matters............................................................  43
Experts..................................................................  43
Index to Consolidated Financial Statements............................... F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $425,000,000

                              UNISYS CORPORATION

   OFFER TO EXCHANGE ITS12% SENIOR NOTES DUE 2003, SERIES B, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ALL OF ITS OUTSTANDING 12% SENIOR
                           NOTES DUE 2003, SERIES A


                               ----------------

                                  PROSPECTUS

                               ----------------




                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

  a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

  b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

  c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

  d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

  The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by the Company. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  On April 28, 1988, at the Company's 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements ("Indemnification Agreements") with its directors, and such Indemnification Agreements have been executed with each of the directors of the Company. The Indemnification Agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

  The Indemnification Agreements require indemnification except to the extent
(i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or By-Laws, the DGCL or otherwise than pursuant to the Indemnification Agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director's knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Securities Exchange Act of 1934 or (v) indemnification has been determined not to be permitted by applicable law.

  The Indemnification Agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors' and officers' liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the Indemnification Agreements also provide for the establishment by the Company of a trust (the "Trust"), for the benefit of each director, upon the written request by the director. The Trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

  The Indemnification Agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

  The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) See Index to Exhibits.

  (b) Schedule II--Valuation and Qualifying Accounts (Incorporated by reference to Schedule II filed as part of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

    (6) To supply by means of a post-effective amendment all information concerning the Exchange Offer that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWNSHIP OF WHITPAIN, COMMONWEALTH OF PENNSYLVANIA, ON APRIL 9, 1996.

                                          UNISYS CORPORATION

                                                    /s/ James A. Unruh
                                          By: _________________________________
                                              JAMES A. UNRUH CHAIRMAN OF THE
                                             BOARD ANDCHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  Each person whose individual signature appears below hereby authorizes Harold S. Barron, Edward A. Blechschmidt and James A. Unruh, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

         /s/ James A. Unruh            Chairman of the          March 29, 1996
- -------------------------------------   Board and Chief
             JAMES A. UNRUH             Executive Officer
                                        (principal
                                        executive officer)
                                        and Director

     /s/ Edward A. Blechschmidt        Senior Vice              April 1, 1996
- -------------------------------------   President, Chief
          EDWARD A. BLECHSCHMIDT        Financial Officer
                                        and Controller
                                        (principal
                                        financial officer;
                                        principal
                                        accounting officer)

           /s/ J.P. Bolduc             Director                 March 27, 1996
- -------------------------------------
               J.P. BOLDUC

              SIGNATURE                       TITLE                 DATE
              ---------                       -----                 ----

       /s/ James J. Duderstadt               Director          March 26, 1996
- -------------------------------------
         JAMES J. DUDERSTADT

         /s/ Gail D. Fosler                  Director          April 1, 1996
- -------------------------------------
           GAIL D. FOSLER

        /s/ Melvin R. Goodes                 Director          March 26, 1996
- -------------------------------------
          MELVIN R. GOODES

         /s/ Edwin A. Huston                 Director          March 27, 1996
- -------------------------------------
           EDWIN A. HUSTON

        /s/ Kenneth A. Macke                 Director          April 1, 1996
- -------------------------------------
          KENNETH A. MACKE

       /s/ Theodore E. Martin                Director          March 26, 1996
- -------------------------------------
         THEODORE E. MARTIN

     /s/ Robert McClements, Jr.              Director          April 1, 1996
- -------------------------------------
       ROBERT MCCLEMENTS, JR.

        /s/ Alan E. Schwartz                 Director          April 1, 1996
- -------------------------------------
          ALAN E. SCHWARTZ

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                        DOCUMENT DESCRIPTION
 -------                       --------------------
   4.1   Indenture dated as of March 29, 1996 between Unisys Corporation and Bank of Montreal Trust Company
   4.2   Form of 12% Senior Note due 2003 (included in Exhibit 4.1)
   5     Opinion of Harold S. Barron, Senior Vice President, General
         Counsel and Secretary of Unisys Corporation
  12     Statement of Computation of Ratio of Earnings to Fixed Charges
         (incorporated by reference to Exhibit 12 to the registrant's An-
         nual Report on Form 10-K for the fiscal year ended December 31,
         1995)
  23.1   Consent of Ernst & Young LLP (independent auditors)
  23.2   Consent of Harold S. Barron (included in Exhibit 5)
  24     Power of Attorney (included on pages II-4 and II-5 of this Reg-
         istration Statement)
  25     Statement of Eligibility on Form T-1 of Bank of Montreal Trust
         Company
  99.1   A/B Exchange and Registration Rights Agreement by and between
         Unisys Corporation, Bear, Stearns & Co. Inc. and Merrill Lynch &
         Co. dated as of March 29, 1996
  99.2   Form of Letter of Transmittal*
  99.3   Form of Notice of Guaranteed Delivery*

- --------
* To be filed by amendment